UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RealPage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

REALPAGE, INC.

Notice of Annual Meeting of Stockholders

June 4, 2014

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of RealPage, Inc., a Delaware corporation (the “Company,” “we” or “us”), will be held on June 4, 2014, at 10:00 a.m. local time, at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect each of Alfred R. Berkeley, III, Charles Kane and Peter Gyenes to the board of directors for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.

4.	To approve the RealPage, Inc. 2010 Equity Incentive Plan, as amended and restated.

5.	To approve the RealPage, Inc. Management Incentive Plan.

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 7, 2014, are entitled to receive notice of and to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose by following the instructions on the proxy card. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

The 2014 Proxy Statement and 2013 Annual Report to Stockholders are included with this notice and are also available at http://investor.realpage.com/.

Sincerely,

/s/ Margot Carter

Margot Carter
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 17, 2014

REALPAGE, INC.

Proxy Statement

For the

2014 Annual Meeting of Stockholders

REALPAGE, INC.

4000 International Parkway

Carrollton, Texas 75007

(972) 820-3000

PROXY STATEMENT

FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 on June 4, 2014, at 10:00 a.m. local time. On April 17, 2014, we began mailing to stockholders of record this proxy statement and proxy card.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of RealPage, Inc., a Delaware corporation (the “Company”, “we” or “us”), has delivered printed versions of proxy materials to you by mail, in connection with the board of directors’ solicitation of proxies for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 4, 2014, at 10:00 a.m. local time or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. Proxy materials are also available to you on the Internet at http://investor.realpage.com. The Annual Meeting will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007. Our telephone number is (972) 820-3000.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy materials, proxy statements and annual reports. This means that only one (1) copy of the proxy materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 4000 International Parkway, Carrollton, Texas 75007, (972) 820-3773, requesting such copies. If a stockholder is receiving multiple copies of the proxy materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on April 7, 2014 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 81,419,672 shares of our common stock, $0.001 par value, were issued and 78,807,206 were outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name (as defined below), you may vote by completing, signing and mailing the proxy card enclosed herewith in the postage-prepaid envelope provided for that purpose. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

The cost of this solicitation will be borne by us. We may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), your nominee will provide you with appropriate voting materials (such as a voting instruction form). Please follow the instructions included on those materials regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals that are considered routine under the rules of the New York Stock Exchange and on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. At the Annual Meeting, Proposal Two, the ratification of the appointment of our independent registered public accounting firm, will be a discretionary item. Proposal One, the election of directors, Proposal Three, the advisory (nonbinding) vote to approve named executive compensation, Proposal Four, the approval of the RealPage, Inc. 2010 Equity Incentive Plan (as amended and restated), and Proposal Five, the approval of the RealPage, Inc. Management Incentive Plan will be non-discretionary items.

Quorum

A majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Voting Requirements

The vote requirement for each matter is:

•

Proposal One (Election of Directors)—Directors are elected by a plurality of the votes cast. The three nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee.

•

Proposal Two (Ratification of Independent Registered Accounting Firm)—The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

•	Proposal Three (Advisory (Non-binding) Vote to Approve Named Executive Compensation)—To consider and approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s (the “SEC”) rules (commonly referred to as a “Say-on-Pay”) requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Withheld votes and broker non-votes, if any, will not be counted either for or against this proposal.

•

Proposal Four (Approval of the RealPage, Inc. 2010 Equity Incentive Plan (as amended and restated))—To consider and approve the RealPage, Inc. 2010 Equity Incentive Plan (as amended) (the “Amended and Restated 2010 Plan”) to allow the Company to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Amended and Restated 2010 Plan pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Withheld votes and broker non-votes, if any, will not be counted either for or against this proposal.

•

Proposal Five (Approval of the RealPage, Inc. Management Incentive Plan)—To consider and approve the RealPage, Inc. Management Incentive Plan (the “Management Incentive Plan”) to allow the Company to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain cash incentives granted under the Management Incentive Plan pursuant to section 162(m) of the Code requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Withheld votes and broker non-votes, if any, will not be counted either for or against this proposal.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2015 (“the 2015 annual meeting”) by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in our proxy materials for the 2015 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 24, 2014, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2015 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at our principal executive office no later than March 9, 2015, and no earlier than February 7, 2015. If the date of our 2015 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the first anniversary date of the 2014 Annual Meeting, your notice of a proposal will be timely if it is received by us no earlier than the close of business on the 120th day prior to the 2015 annual meeting and not later than later of the close of business on the 90th day before the 2015 annual meeting or the tenth day following the day we publicly announce the date of the 2015 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2015 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of seven members divided into three classes with staggered three-year terms. There are currently three directors in Class I, two directors in Class II and two directors in Class III. The terms of office of the Class I directors, Mr. Alfred R. Berkeley, III, Mr. Charles Kane and Mr. Peter Gyenes, will expire at the Annual Meeting and Messrs. Berkeley, Kane and Gyenes will stand for re-election to the board of directors at the Annual Meeting. The terms of office of the Class II directors, Mr. Jeffrey T. Leeds and Mr. Scott S. Ingraham, will expire at the 2015 annual meeting. The terms of office of the Class III directors, Mr. Stephen T. Winn and Mr. Jason A. Wright will expire at the 2016 annual meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of our directors will be fixed from time to time by a resolution of the majority of our board of directors. Nine directors are currently authorized.

Required Vote and Recommendation of the Board of Directors for Proposal One

Directors are elected by a plurality of the votes cast. The three nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee. Cumulative voting is not permitted by our certificate of incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. Our board of directors recommends that stockholders vote FOR the nominees listed below.

Nominees for Election as Class I Directors at the Annual Meeting

Our nominating and governance committee, consisting solely of independent directors as determined under applicable NASDAQ listing standards, recommended the three individuals set forth in the table below for nomination by our full board of directors. Based on such recommendations, our board of directors nominated such directors for election at the Annual Meeting as Class I directors to serve for a term expiring at the 2017 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Name of Nominee	Age	Position and Offices Held with Company	Director Since
Alfred R. Berkeley, III (3)	69	Director	2003
Peter Gyenes (1)(2)(3)	68	Director	2010
Charles Kane (1)(2)(3)	56	Director	2012

(1)	Member of audit committee
(2)	Member of nominating and governance committee
(3)	Member of compensation committee

Class I Directors (Terms Expire in 2014)

Alfred R. Berkeley, III has served as a member of our board of directors since December 2003 and as a member of our compensation committee since January 2004. Mr. Berkeley also served as a member and as chairman of our audit committee from January 2004 to February 2012 and as our lead independent director from February 2011 to February 2012. Mr. Berkeley has served as Chairman of Princeton Capital Management, Inc., an investment adviser, since December 2012 and as Vice Chairman of Gentag, Inc., a developer of technology for near field communications, since November 2011. Mr. Berkeley served as the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems LLC, a block trading brokerage service, from December 2003 until November 2011. From December 2003 to March 2010, Mr. Berkeley also served as the Chief Executive Officer of Pipeline Financial Group, Inc. He also served as Acting Chairman of the National Infrastructure Advisory Council for the President of the United States from 2001 until December 2011. Mr. Berkeley also served as a trustee of Johns Hopkins University and a member of the Johns Hopkins University Applied Physics Laboratory, LLC from 1999 until June 2011. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley also served as a director of Webex Communications, Inc., which was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) in May 2007.

Mr. Berkeley also served as a director of Kintera, Inc. until May 2008, when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley served as a director of the National Research Exchange, Inc., a registered broker dealer, until it ceased operations in December 2007. Mr. Berkeley also served on the board of Fortegra Financial Corporation (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States from December 2010 to November 2011. Mr. Berkeley served on the board of directors of ACI Worldwide, Inc. (NASDAQ: ACIW) from 2008 until June 2012. Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley received his B.A. in English from the University of Virginia and his M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Berkeley’s qualifications to serve on our board of directors include his extensive experience in corporate finance and securities matters, including his experience as Chief Executive Officer of various companies and his leadership positions with the NASDAQ Stock Market, Inc., and his knowledge gained from service on the boards of various public and private companies and federal committees. On October 24, 2011, Mr. Berkeley entered into a consent decree with the SEC relating to his role at Pipeline Trading Systems, LLC.

Peter Gyenes has served as a member or our board of directors since January 2010, as chairman of our compensation committee since February 2010, as a member of our audit committee since February 2010, and as a member of our nominating and governance committee since February 2010. Mr. Gyenes has served as the non-executive Chairman of the board of directors of Sophos plc, a global security software company, since March 2006, and lead independent director since September 2012. Mr. Gyenes served as Chairman and Chief Executive

Officer of Ascential Software Corporation (NASDAQ: ASCL), a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by International Business Machines Corporation in 2005. Mr. Gyenes served on the board of directors of Netezza Corporation (NYSE: NZ) from 2008 until it was acquired by International Business Machines Corporation in 2010. Mr. Gyenes also served on the board of Lawson Software, Inc. (NASDAQ: LWSN) from 2006 until it was acquired by Infor in July 2011. He currently serves on the boards of directors of EnerNoc (NASDAQ: ENOC), IntraLinks Holdings, Inc. (NYSE: IL), Pegasystems Inc. (NASDAQ: PEGA) and VistaPrint Limited (NASDAQ: VPRT), as well as several private companies, and serves as trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the board of directors of webMethods Inc. (NASDAQ: WEBM) (acquired by Software AG Darmstadt) from 2005 to 2007, Applix, Inc. (NASDAQ: APLX) (acquired by Cognos, Inc.) from 2000 to 2007 and BladeLogic, Inc. (NASDAQ: BLOG) (acquired by BMC Software, Inc.) from 2006 to 2008. Mr. Gyenes received his B.A. in mathematics and his M.B.A. in marketing from Columbia University. We believe Mr. Gyenes’ qualifications to serve on our board of directors include his experience as the Chief Executive Officer of a publicly traded company, his knowledge gained from service on the boards of various public and private companies and his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry.

Charles Kane has served as a member of our board of directors, as a member of our compensation committee and as a member of our nominating and governance committee since June 2012. Mr. Kane has served as a member of our audit committee since June 2012 and as chairman of our audit committee since February 2013. Mr. Kane is currently a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service (SaaS) ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, Progress Software (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership and PhotoBox Ltd., a private company, a leading manufacturer and digital retailer of high-quality personalized products and services. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc. Mr. Kane is a CPA and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. He is an adjunct professor of international finance at the MIT Sloan Graduate Business School of Management. Mr. Kane’s experience as a senior executive officer at a number of public companies, including as chief financial officer of several of those companies, and his experience serving on the boards of directors of other public and private companies, qualify him to serve on our board of directors.

As an audit committee financial expert and chairman of the audit committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly-traded technology companies. Mr. Kane also offers substantial public company board experience to our board of directors.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position and Offices Held with Company	Director Since
Stephen T. Winn	67	Chairman, CEO and President	1998
Jason A. Wright (1)(2)(3)	42	Director	2003
Scott S. Ingraham (1)(3)	60	Director	2012
Jeffrey T. Leeds (3)	58	Director	1999

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and governance Committee

Class II Directors (Terms Expire in 2015)

Jeffrey T. Leeds has served as a member of our board of directors and a member of our nominating and governance committee since December 1999. Mr. Leeds has served as chairman of our nominating and governance committee since February 2012. Mr. Leeds is President and Co-Founder of Leeds Equity Partners. Leeds Equity, based in New York, is the oldest and largest private equity firm in the United States focused exclusively on investments in the Knowledge Industries – education, training, and business and information services. Prior to co-founding Leeds Equity Partners in 1993, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. LLC, a subsidiary of Lazard Group LLC. Prior to joining Lazard Freres & Co. LLC, Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore LLP in New York. Mr. Leeds currently serves on the board of directors of BARBRI, Education Management Corporation (NASDAQ: EDMC), EduK Group, Evanta Ventures, Knowledge Factor, INTO University Partnerships and SeatonCorp. Mr. Leeds is a member of the Council on Foreign Relations and a member of the Board of Visitors at The Colin L. Powell School for Civic and Global Leadership at CCNY. Mr. Leeds received his B.A. in history summa cum laude from Yale University and his J.D. magna cum laude from Harvard Law School. He was also a Marshall Scholar at the University of Oxford. We believe Mr. Leeds’ qualifications to serve on our board of directors include his extensive business and legal experience in corporate finance and his knowledge gained from service on the boards of various public and private companies.

Scott S. Ingraham has served as a member of our board of directors since February 2012 and as a member of our audit committee and our nominating and governance committee since February 2012. Mr. Ingraham is presently the co-founder and Principal of Zuma Capital, Inc., a private investment firm. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust, a real estate investment trust focused on the development and ownership of apartment properties. Camden Property Trust is one our larger customers. Mr. Ingraham also serves as a director of Kilroy Realty Corporation, a publicly-held real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance. We believe Mr. Ingraham’s qualifications to sit on our board include his substantial financial and business expertise as the chief executive officer of several companies in the real estate industry and his significant board experience serving on boards of other public companies.

Class III Directors (Terms Expire in 2016)

Stephen T. Winn has served as our Chief Executive Officer, Chairman of the Board and a member of our board of directors since November 1998 and as our President since August 2012, a position that Mr. Winn previously held from November 1998 to December 2009. From January 1998 to March 1999, Mr. Winn served in various executive positions, including President of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation. From June 1969 to January 1998, Mr. Winn served as President and Chief Executive Officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation. Mr. Winn is a member of the board of directors of the National Multi Housing Council. In January 2002, he was one of twenty-five people recognized by the National Apartment Association as a leader in the multi-family industry. Mr. Winn received Ernst & Young LLP’s “Entrepreneur of the Year 2012 Southwest Area North Technology Sector.” Mr. Winn received his B.S. in electrical engineering from The University of Texas at Austin and his M.S. in management science from Stanford University. In addition to Mr. Winn’s role as our Chief Executive Officer, we believe Mr. Winn’s qualifications to serve on our board of directors include his previous service in executive positions at various public and private technology companies and his extensive experience in the multi-family rental housing industry.

Jason A. Wright has served as a member or our board of directors since December 2003 and as our lead independent director since February 2012. Mr. Wright has served as a member of our audit committee since January 2004 and served as chairman of our audit committee from February 2012 until February 2013. Mr. Wright has served as a member of our compensation committee since October 2006 and a member of our nominating and governance committee since February 2010. Mr. Wright is a partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at General Electric Capital Corporation, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group, and Mr. Wright was also a consultant at Andersen Consulting, now Accenture plc. Mr. Wright currently serves on the board of directors of various private companies. Mr. Wright received his B.A. in economics from Tufts University and his M.B.A. in finance from The Wharton School of the University of Pennsylvania. We believe Mr. Wright’s qualifications to serve on our board of directors include his extensive business and financial experience related to enterprise software and technology-enabled services companies.

SECURITY OWNERSHIP

The following table sets forth information regarding ownership of our common stock as of April 7, 2014, the Record Date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after April 7, 2014. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after April 7, 2014 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of April 7, 2014. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Baron Capital Group, Inc. (2)	6,332,849	8.15%
Janus Capital Management LLC (3)	6,043,099	7.80
Entities affiliated with Stephen T. Winn (4)	26,159,155	33.09
Named Executive Officers, Directors and Nominees:
Stephen T. Winn (4)	26,159,155	33.09
Timothy J. Barker (5)	466,292	*
Margot Carter (6)	137,658	*
William Chaney (7)	93,717	*
Alex Chang (8)	29,057	*
Ashley Chaffin-Glover (9)	69,697	*
Alfred R. Berkeley, III (10)	136,808	*
Peter Gyenes (11)	87,808	*
Scott S. Ingraham (12)	27,635	*
Charles Kane (13)	16,509	*
Jeffrey T. Leeds (14)	154,651	*
Jason A. Wright (15)	66,260	*
All executive officers and directors as a group (15 people) (16)	27,769,385	35.18%

(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007.
(2)	Pursuant to a Schedule 13G/A filed February 14, 2014, represents 6,332,849 shares beneficially owned by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., a registered investment adviser and a wholly owned subsidiary of Baron Capital Group, Inc. (“BAMCO”), Baron Capital Management, Inc., a registered investment adviser and a wholly owned subsidiary of Baron Capital Group, Inc. (“BCM”), and Ronald Baron, who owns a controlling interest in BCG, 767 Fifth Avenue, 49th Floor, New York, NY 10153. (i) BCG reported that it had shared voting power of 6,042,804 shares and shared dispositive power of 6,332,849 shares; (ii) BAMCO reported that it had shared voting power of 5,830,476 shares and shared dispositive power of 6,110,521 shares; (iii) BCM reported that it had shared voting power of 222,328 shares and shared dispositive power of 222,328 shares; and (iv) Mr. Baron reported that he had shared voting power of 6,042,804 shares and shared dispositive power of 6,332,849 shares.
(3)	Pursuant to a Schedule 13G/A filed February 14, 2014, represents 6,043,099 shares beneficially owned by Janus Capital Management LLC (“Janus Capital”), 151 Detroit Street, Denver, Colorado 80206. Janus Capital is an investment adviser in accordance with Section 240.13d-1(b)(ii)(E) as well as a parent holding company/control person in accordance with Section 240.13d-1(b)(ii)(G). Janus Capital has a direct 96.74% ownership stake in INTECH Investment Management (“INTECH”) and a direct 99.61% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner with sole voting and sole dispositive power of 6,043,099 shares.

(4)	Represents 4,562,289 shares held by Stephen T. Winn, of which 68,705 are subject to forfeiture to us, 118,750 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Winn that are fully vested and exercisable within 60 days of April 7, 2014, 20,197,755 shares held by Seren Capital, Ltd., 40,979 shares held by Seren Catalyst, L.P., 306,344 shares held by Stephen T. Winn 1996 Family LP A, and 933,038 shares held by Melinda G. Winn and Stephen T. Winn, as trustees of the Melinda G. Winn 2010 QTIP Trust. Stephen T. Winn is the sole manager and president of Seren Capital Management, L.L.C., which is the general partner of Seren Capital, Ltd. and Seren Catalyst, L.P., or the Seren Partnerships and, by virtue of this relationship, has sole voting and dispositive power over the shares held by the Seren Partnerships. Mr. Winn is the sole manager and president of Stephen T. Winn Management, L.L.C., which is the general partner of Stephen T. Winn 1996 Family LPA and has voting and dispositive power over the shares held by Stephen T. Winn 1996 Family LPA. Stephen T. Winn and Melinda G. Winn are trustees of the Melinda G. Winn 2010 QTIP Trust and share voting and dispositive power over the shares held by the Melinda G. Winn 2010 QTIP Trust.
(5)	Represents 226,167 shares held by Timothy J. Barker, of which 85,701 are subject to forfeiture to us, and 240,125 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Barker that are fully vested and exercisable within 60 days of April 7, 2014.
(6)	Represents 67,697 shares held by Margot Carter, of which 59,451 are subject to forfeiture to us, and 69,961 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Carter that are fully vested and exercisable within 60 days of April 7, 2014.
(7)	Represents 52,792 shares held by William Chaney, of which 43,636 are subject to forfeiture to us, and 40,925 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Chaney that are fully vested and exercisable within 60 days of April 7, 2014.
(8)	Represents 9,397 shares held by Alex Chang, and 19,660 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Chang that are fully vested and exercisable within 60 days of April 7, 2014.
(9)	Represents 27,072 shares held by Ashley Chaffin-Glover and 42,625 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Chaffin-Glover that are fully vested and exercisable within 60 days of April 7, 2014. Per the terms of our stock plans, Ms. Chaffin-Glover’s remaining vested options lapsed and were forfeited effective April 11, 2014.
(10)	Represents 42,247 shares held by Alfred R. Berkeley, III, of which 14,434 are subject to forfeiture to us, 52,061 shares held jointly by Alfred R. Berkeley III and Muriel Van Dusen Berkeley as tenants in entirety and 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust. Muriel Van Dusen Berkeley and Richard M. Berkeley are the trustees of the Berkeley Family Trust and share voting and dispositive power over the shares held by the Berkeley Family Trust. By virtue of his relationship with his spouse, Muriel Van Dusen Berkeley, Alfred R. Berkeley may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust.
(11)	Represents 27,808 shares held by Peter Gyenes, of which 14,434 are subject to forfeiture to us, and 60,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Gyenes that are fully vested and exercisable within 60 days of April 7, 2014.
(12)	Represents 27,635 shares held by Scott S. Ingraham, of which 13,555 are subject to forfeiture to us.
(13)	Represents 16,509 shares held by Charles Kane, of which 14,017 are subject to forfeiture to us.
(14)	Represents 154,651 shares held by Jeffrey T. Leeds, of which 14,434 are subject to forfeiture to us.
(15)	Represents 66,260 shares held by Jason A. Wright, of which 14,434 are subject to forfeiture to us.
(16)	Consists of 5,417,830 shares held of record by our directors and executive officers, 778,878 shares issuable upon the exercise of options held by our directors and executive officers that are fully vested and exercisable within 60 days of April 7, 2014 and 21,572,677 shares held by entities over which our directors and executive officers may be deemed to have voting or dispositive power.

CORPORATE GOVERNANCE

Board Leadership Structure

Our board of directors believes that our Chief Executive Officer, Stephen T. Winn, is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our independent directors have different perspectives and roles in strategic development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the board of directors, which are essential to effective governance. Mr. Jason A. Wright serves as our lead independent director. Our lead independent director is responsible for coordinating activities of our other independent directors and performing various other duties as directed by our board of directors.

The independent directors on our board of directors and board committees generally meet quarterly in executive session. In addition, our audit committee holds an executive session at each of its meetings and our compensation committee holds an executive session at the meeting in which annual compensation is reviewed and determined. On occasion, our independent directors invite our Chief Legal Officer to attend executive sessions in her role as legal counsel, but members of management, including Mr. Winn, are otherwise not present at executive sessions of board and committee meetings.

Risk Oversight

Our board of directors oversees risk management in a number of ways. Our audit committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, our compensation committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. Our full board of directors receives reports on various risk related items at each of its regular meetings including risks related to intellectual property, taxes, products and employees. Our board of directors also receives periodic reports on our efforts to manage such risks through safety measures, insurance or self-insurance.

Director Independence

Under the listing requirements of the NASDAQ Stock Market, a majority of our board of directors must be comprised of independent directors. Our board of directors has determined that each of Mr. A. Berkeley, Mr. Gyenes, Mr. Ingraham, Mr. Kane, Mr. Leeds, and Mr. Wright is independent under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Our board of directors has determined that each member of each committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our board of directors has adopted a charter for each committee that is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer or on the investor relations portion of our website at http://www.realpage.com. We believe that the composition, charter and functioning of each of our committees comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The table below lists the current membership of each committee and the number of committee meetings held in 2013.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Alfred R. Berkeley, III		Member
Peter Gyenes	Member	Chairman	Member
Scott Ingraham	Member		Member
Charles Kane (1)	Chairman	Member	Member
Jeffrey T. Leeds			Chairman
Jason A. Wright (1)	Member	Member	Member

Number of meetings held in 2013	5	6	4

(1)	Mr. Wright served as chairman of our audit committee until February 2013. Mr. Kane has served as chairman of the audit committee since February 2013.

The primary responsibilities of each committee are described below.

Audit Committee

Our audit committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at www.realpage.com. Among other things, the audit committee is responsible for:

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in this prospectus and in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board of directors has determined that each member of our audit committee meets the requirements for financial literacy and sophistication, and qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.

Compensation Committee

Our compensation committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at www.realpage.com. Among other things, the compensation committee is responsible for:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;

•	preparing the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Nominating and Governance Committee

Our nominating and governance committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at www.realpage.com. Among other things, the nominating and governance committee is responsible for:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our code of business conduct and ethics and actual and potential conflicts of interest of members of our board of directors and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the nominating and governance committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The nominating and governance committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The nominating and governance committee does not have a formal policy with respect to diversity; however, the board of directors and the nominating and governance committee believe that it is important that the members of the board of directors represent diverse viewpoints. The nominating and governance committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the nominating and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To date, we have not paid any third party to identify or assist in identifying or evaluating potential nominees.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://www.realpage.com and is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website to the extent and in the manner permitted by Item 5.05 of Form 8-K.

Hedging, Short Sale and Pledging Policy under our Insider Trading Policy

The Company’s insider trading policy prohibits all employees, including our executive officers, directors and agents of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities. All employees, including our executive officers, directors and agents of the Company are also prohibited from pledging Company securities or engaging in short sales of the Company’s securities.

Communications to the Board of Directors

Stockholders may communicate with members of our board of directors by mail addressed to the Chairman, any other individual member of the board, to the full board, or to a particular committee of the board. In each case, such correspondence should be sent to the following address: 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary. Correspondence received that is addressed to the members of our board of directors will be reviewed by our Chief Legal Officer or her designee, who will forward such correspondence to the appropriate members of the board.

Board Meetings and Attendance

Our board of directors held a total of 8 meetings during 2013. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such member served.

Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend our annual stockholders meeting. Our 2013 annual stockholders meeting was attended by one of our directors, Stephen T. Winn, our Chairman, CEO and President.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation,” and the transactions described below.

Stock Options

Certain stock option and restricted stock grants to our non-employee directors are described in “Director Compensation.”

Certain stock option grants to our named executive officers are described in “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Outstanding Equity Awards at December 31, 2013” and “Executive Compensation — Employment Agreements.”

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers that include, among other things, compensation terms, provisions regarding payments upon termination in certain circumstances and confidentiality and non-competition provisions. The employment agreements with our named executive officers are described under “Executive Compensation — Employment Agreements.”

Other Relationships

Christopher Winn, son of Stephen T. Winn, our Chairman, CEO and President, was employed by the Company from October 2006 until August 2012. In August 2012, we engaged Christopher Winn as a consultant on prospective acquisitions. In 2013, Christopher Winn’s total compensation was approximately $189,839, which includes approximately $125,258 in proceeds from exercise of stock options and shares acquired through vested restricted stock valued at approximately $64,581.

There are no family relationships among any of our directors or executive officers.

Policies and Procedures for Related Party Transactions

Our audit committee is responsible for reviewing and approving in advance any related party transaction. The audit committee has not adopted specific policies or guidelines relating to the approval of related party transactions. The directors who are members of our audit committee determine whether to approve related party transactions in the exercise of their fiduciary duties as directors and members of the audit committee.

DIRECTOR COMPENSATION

Determining Compensation for Non-Employee Directors in 2013

Our compensation committee reviews and makes recommendations to the board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. Our compensation committee and our board of directors believed that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board.

Discussion of Director Compensation

In 2013, the annual compensation for our non-employee directors was comprised of cash compensation in the form of an annual retainer and meeting and committee fees and equity compensation in the form of stock options and restricted stock awards. Each of these components is described below.

Independent Director Compensation Plan

On February 19, 2013, our compensation committee amended our independent director compensation plan as follows:

Retainer	$7,500 per quarter
Audit committee chair retainer	$4,500 per quarter
Audit committee member (excluding chair) retainer	$3,000 per quarter
Other board committee chair retainer	$3,000 per quarter
Other committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant	$120,000 restricted stock value (1)
Prorated annual equity grant – directors elected or appointed After April 1	Prorated portion of $120,000 restricted stock value (1)(2)

(1)	The forfeiture provision of each annual restricted stock grant will lapse with respect to 6.25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 16 consecutive quarters, subject to the continuous service of the director through each applicable date. On February 19, 2014, our compensation committee amended the forfeiture provision such that each future annual restricted stock grant will lapse with respect to 8.33% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 12 consecutive quarters, subject to the continuous service of the director through each applicable date.
(2)

If election or appointment as an independent director occurs after April 1st in the year of election, an independent director will automatically be granted a prorated portion of the annual award on the following April 1st. The prorated number of shares of restricted stock granted shall be determined based on the number of unexpired months remaining in the fiscal year of election or appointment.

The term “independent directors” for purposes of our independent director compensation plan, as amended on February 19, 2013, means each of our non-employee directors. The annual equity grants occur automatically on April 1 of each year, beginning April 1, 2011, pursuant to the terms of our 2010 Equity Incentive Plan.

On April 1, 2013, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 5,892 shares of our common stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Jeffrey T. Leeds and Jason A. Wright. Mr. Charles Kane received the automatic annual restricted stock award for 5,892 shares and an additional prorated portion of the annual restricted stock grant for 4,091 shares based on his service as a director following his appointment to the board in June 2012.

On April 1, 2014, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 6,526 shares of our common stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Charles Kane, Jeffrey T. Leeds and Jason A. Wright.

Director Compensation Table for Year Ended December 31, 2013

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2013. The table excludes Stephen T. Winn, who is our Chief Executive Office and who did not receive any compensation from us in his role as director in 2013.

DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2013

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Alfred R. Berkley, III	$34,500	$120,020	$154,520
Peter Gyenes	58,500	120,020	178,520
Scott Ingraham	46,500	120,020	166,520
Charles Kane	57,000	203,354	260,354
Jeffrey T. Leeds	40,500	120,020	160,520
Jason A. Wright	54,000	120,020	174,020

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of Notes to the Consolidated Financial Statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K for the year ended on December 31, 2013 as filed with the SEC.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers as of the Record Date and our new Chief Financial Officer and Treasurer who will assume the new position on May 15, 2014.

Name of Executive Officer	Age	Position
Stephen T. Winn	67	Chairman of the Board of Directors, Chief Executive Officer, President and Director
Timothy J. Barker	51	Chief Financial Officer and Treasurer
W. Bryan Hill	47	New Executive Vice President, Chief Financial Officer and Treasurer
Margot Carter	46	Executive Vice President, Chief Legal Officer and Secretary
William Chaney	43	Executive Vice President, Enterprise Solutions
Janine Steiner Jovanovic	43	Executive Vice President, Asset Optimization Solutions

Executive Officers

See “Election of Directors” for additional information with respect to Mr. Winn.

Timothy J. Barker has served as our Chief Financial Officer and Treasurer since he joined us in October 2005. Prior to joining us, Mr. Barker served from March 2003 to September 2005 as Chief Financial Officer of etalk Corporation, a provider of enterprise class contact management performance solutions. From August 2000 to March 2003, Mr. Barker worked as an independent consultant and provided chief financial officer consulting services to public and private companies. From November 1995 to July 2000, Mr. Barker held various positions at F.Y.I. Incorporated (most recently known as SourceHov LLC), a document and information outsourcing solution provider, including Executive Vice President and Chief Financial Officer. Mr. Barker received his B.B.A. in accounting from Texas Tech University and has been a Certified Public Accountant in the state of Texas since 1985. Mr. Barker currently serves as a director on the board of Volusion, Inc., a private company. Effective May 15, 2014, Mr. Barker will resign as the Company’s Chief Financial Officer and Treasurer. For a further discussion on Mr. Barker’s change in responsibilities and compensation arrangements, see “Executive Compensation — Employment Agreements — Timothy J. Barker.”

Margot Carter has served as our Executive Vice President, Chief Legal Officer and Secretary since May 2010. Since 1998, Ms. Carter served as the founder and President of Living Mountain Capital L.L.C., a business advisory consulting firm specializing in corporate development, strategic alliances and restructurings. From June 2004 to August 2007, Ms. Carter was Executive Vice President, General Counsel and Secretary at The Princeton Review, Inc. through its share issuance to Bain Capital Venture Investors, LLC. From February 2003 to March 2004,

Ms. Carter was Executive Vice President, General Counsel, Managing Director and Secretary at Soundview Technology Group, Inc. through its sale to The Charles Schwab Corporation. From November 2001 to January 2003, Ms. Carter served as Vice President, Assistant General Counsel and Assistant Secretary of Cantor Fitzgerald and its affiliate eSpeed, Inc., which was acquired by BGC Partners, Inc. From May 1996 to July 2000, she was Senior Vice President, General Counsel and Secretary of F.Y.I. Incorporated (most recently known as SourceHov LLC), a document and information outsourcing solution provider. Previously, she was a business and finance attorney at Morgan, Lewis & Bockius LLP in New York City. Ms. Carter received her B.A. in economics and history from SUNY Binghamton and her J.D. from Fordham University School of Law. Ms. Carter currently serves as a director on the board of Installed Building Products, Inc. (NYSE: IBP).

William Chaney has served as our Executive Vice President, Enterprise Solutions since August 2012. With his extensive experience in our enterprise solution offerings, Mr. Chaney leads the OneSite, Resident Solutions, Contact Center, RealPage Exchange, Velocity, OpsTechnology and Compliance Depot divisions and oversees Information Technology. Previously he served as President, Velocity from 2009 and managed all aspects of RealPage’s resident billing, invoicing, payments, and infrastructure businesses. Mr. Chaney also previously served as our Senior Vice President of product management, leading the payment services team responsible for RealPage’s integrated web-based payment processing solution. Prior to joining RealPage, Mr. Chaney served as group president of Jack Henry & Associates Enterprise Payment Solutions from October 2004 to June 2008 and CEO of Select Payment Processing from August 1999 to October 2004. Mr. Chaney received his B.S. in computer science from Texas Christian University.

Janine Steiner Jovanovic has served as our Executive Vice President, Asset Optimization Solutions since August 2012. Ms. Steiner Jovanovic has over 20 years of experience in assisting real estate companies to capitalize on the opportunities afforded by innovative technology. Previously she served as President of YieldStar and MPF Research, where she was responsible for delivering RealPage’s revenue management and market intelligence solutions to the multifamily industry. Prior to joining RealPage in 2007, Ms. Steiner Jovanovic was Senior Vice President of administrative services at JPI Companies and Senior Manager within KPMG’s real estate consulting practice, working with numerous industry leaders to maximize their organizations’ capabilities through the implementation of technology solutions, combined with business process and organizational redesign. Ms. Steiner Jovanovic received her B.A. from Brandeis University in European cultural studies and her M.A. from University of Toronto in comparative literature.

Effective May 31, 2013, Ashley Chaffin-Glover resigned as an executive officer of the Company. Ms. Chaffin-Glover’s last date of employment with the Company was December 13, 2013, at which time she served in the capacity of a consultant until January 10, 2014. For a further discussion on Ms. Chaffin-Glover’s change in responsibilities and compensation arrangements, see “Executive Compensation — Employment Agreements — Ashley Chaffin-Glover.”

Effective January 1, 2014, Alex Chang ceased to serve as an executive officer of the Company. Mr. Chang continued to serve as the Executive Vice President, Marketing Solutions of the Company until his last date of employment on March 28, 2014, at which time he served in the capacity of a consultant until April 2, 2014. For a further discussion on Mr. Chang’s employment agreement, see “Executive Compensation — Employment Agreements — Alex Chang.”

New Chief Financial Officer and Treasurer

On March 24, 2014, Mr. W. Bryan Hill was named the Executive Vice President, Chief Financial Officer and Treasurer of the Company effective May 15, 2014. Mr. Hill has served as our Senior Vice President Finance since April 2007 with responsibilities including investor relations, credit facility management, financial planning and analysis, internal reporting, merger and acquisition support, product pricing control and billing. Mr. Hill previously served as Senior Vice President and Chief Accounting Officer of formerly publicly traded Dyncorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies from August 2005 to April 2007. From April 2000 to August 2005, Mr. Hill held the position of Vice President and Chief Accounting Officer and various other financial management positions at SourceHov LLC, a document and information outsourcing solution provider. Mr. Hill received his B.B.A. from Texas Christian University and has been a Certified Public Accountant in the State of Texas since 1996.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our principal executive officer, principal financial officer, each of the next three most highly compensated executive officers and one additional individual who would have been one of our three most highly compensated executive officers other than our principal executive officer and principal financial officer but for the fact that the individual was not serving as an executive officer at the end of 2013, referred to as our named executive officers, for 2013 should be read together with the compensation tables and related disclosures that follow this discussion.

Compensation Philosophy and Objectives

Our philosophy is to provide compensation to each of our named executive officers that is commensurate with his or her position and experience, provide challenging but reasonably attainable incentives for the named executive officer to meet and exceed short-term and long-term corporate objectives as determined by our board of directors and align the named executive officers’ incentives with the long-term interests of our stockholders. Additionally, our executive compensation program is intended to provide significant motivation for each of our named executive officers to remain employed by us unless and until our board of directors finds that retention of the named executive officer is no longer in accord with our corporate objectives. The compensation committee was involved with the risk review of our compensation programs and has concluded that none of the programs incentives for executives or employees encourage actions that would result in a material adverse impact on the Company.

Based on this philosophy, the primary objectives of our board of directors and compensation committee with respect to executive compensation are to:

•	attract, retain and motivate skilled and knowledgeable executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives; and

•	align the incentives of the named executive officers with the creation of value for stockholders.

To achieve these objectives, our compensation committee periodically evaluates our executive compensation program with the goal of establishing compensation at levels our compensation committee believes to be competitive with those of our competitive peer group companies and other companies in our geographical regions that compete with us for executive talent. Additionally, we design our executive compensation program to tie a portion of each named executive officer’s overall cash compensation to key strategic, financial and operational goals set by our board of directors.

Compensation Decision-Making Process

Our compensation committee is responsible for overseeing and approving our executive compensation program. Our compensation committee currently consists of four members. The current members of our compensation committee are Alfred R. Berkeley, III, Peter Gyenes, Charles Kane and Jason A. Wright. Mr. Gyenes has been appointed to serve as the Chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For a discussion of the specific responsibilities of our compensation committee, see “Corporate Governance — Committees of the Board of Directors.”

Our Chief Executive Officer makes base salary, cash bonus and long-term incentive compensation recommendations to the compensation committee for each of our named executive officers based on his or her level of responsibility, performance and contribution to achieving our overall corporate objectives. Our compensation committee considers the Chief Executive Officer’s input but retains complete authority to approve all compensation related decisions for our named executive officers. Additionally, our Chief Executive Officer is not permitted to be present during deliberations or voting by the compensation committee regarding his performance goals, performance evaluation or compensation level and abstains from voting in sessions where our board of directors acts on the compensation committee’s recommendations regarding his compensation.

For purposes of determining compensation levels for our named executive officers, our compensation committee considers the recommendations of our Chief Executive Officer, our overall achievement of corporate objectives, the level of responsibility, performance and individual contributions of our named executive officers, public company proxy data, survey group market data, each named executive officer’s equity ownership and the compensation committee members’ own experience in compensation-related matters. The compensation committee also considers the results of the advisory “say-on-pay” vote. At our 2011 annual stockholders meeting, a substantial majority of shares present at the meeting (97.7%) were voted to approve the executive compensation program described in our 2011 proxy statement. Based on this strong stockholder support, the compensation committee has continued to implement the executive compensation program. For purposes of evaluating compensation levels for 2011, 2012, 2013 and 2014, our compensation committee also considered competitive market benchmarking data as described in “Executive Compensation — Competitive Positioning.” Based on these considerations, our compensation committee approved compensation packages for each of our named executive officers in 2013, the components of which are further described in “Executive Compensation — Compensation Components.”

In February 2013, our compensation committee approved 2013 salaries for our named executive officers and our 2013 Management Incentive Plan.

Competitive Positioning

Competitive market data is an important component in determining the amount of each element of compensation for each named executive officer. The compensation committee utilizes Pearl Meyer & Partners (“PM&P”), an executive compensation consulting firm, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation and long-term incentives. In addition, the compensation committee reviews the total compensation package for each named executive officer from the perspective of total direct compensation, which includes base salary, annual incentive plan and the value of the long-term incentive grant.

Our compensation committee has the authority to engage outside consultants from time to time, as the committee sees fit, to conduct market reviews of our executive compensation program and philosophy in order to assess the competitiveness of our program. In the fourth quarter of 2012, our compensation committee engaged PM&P to conduct an independent market review of our executive compensation program. To analyze our executive compensation program, PM&P used public company proxy data and survey market data references to compare our total compensation practices for our executives to those in our market:

•

Select Peer Group. Publicly available data for a competitive peer group of 14 publicly traded companies of similar industry, revenue size and business model, with median revenue and market capitalization size equal to $325,000,000 and $1,217,000,000, respectively, and

•	Survey Group. Published surveys focused in the technology industry. (Radford and the CHiPs Executive Benchmarking Surveys), using similar-sized revenue cuts of data.

The Select Peer Group for 2013 was developed in consultation between our compensation committee, our management team and PM&P and consisted of the following organizations:

Advent Software Inc.	DealerTrack Holding Inc.
athenahealth, Inc.	Ebix Inc.
Blackbaud Inc.	Kenexa Corporation
Bottomline Technologies Inc.	NetSuite Inc.
Concur Technologies, Inc.	SS&C Technologies Holding Inc.
Constant Contact, Inc.	Synchronoss Technologies
CoStar Group Inc.	Ultimate Software Group, Inc.

PM&P benchmarked our executive compensation levels, including base salaries, performance-based cash bonuses and long-term equity incentive awards, to those of other executives in the Select Peer Group. The PM&P report indicated pay levels on average (with variation by executive), target cash compensation (base salary plus target bonus) and target total direct compensation (total cash plus LTI value), is between the 60th and 55th percentiles, respectively.

Pursuant to its charter, the compensation committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities, and we have provided appropriate funding to the committee to do so. The compensation committee has exercised this authority to engage PM&P as its compensation consultant. PM&P serves as an advisor to the compensation committee on topics primarily related to Board and executive compensation. PM&P reports directly to the compensation committee Chair, takes direction from the compensation committee, and does not provide us with any services other than the services provided at the request of the compensation committee.

The committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The committee conducted a specific review of its relationship with PM&P in 2013 and determined that PM&P’s work for the committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (the “Dodd-Frank Act”), and by the SEC and the NASDAQ. The compensation committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Components

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Base salaries for our named executive officers have typically been negotiated as a part of the employment agreements with our named executive officers at the outset of employment. However, from time to time, consistent with our executive compensation program objectives, base salaries for our named executive officers, together with other components of compensation, are evaluated for adjustment by our compensation committee based on an assessment of the overall achievement of corporate objectives, each named executive officer’s sustained performance and compensation trends in our industry. Each named executive officer’s employment agreement requires that his or her base salary be reviewed no less frequently than annually; however, none of our named executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.

In February 2013, our compensation committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2013. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our compensation committee approved base salaries to be effective as of March 1, 2013 for each of our named executive officers. The percentage increase for each named executive officer was based on our compensation committee’s assessment of the various considerations described above. The table below shows base salaries for our named executive officers for 2012 and 2013.

Named Executive Officer	Current Title	2012 Base Salary (1)	2013 Base Salary (2)	% Increase
Stephen T. Winn	Chief Executive Officer, Chairman of the Board and President	$475,000	$500,000	5.3%
Timothy J. Barker	Chief Financial Officer and Treasurer	380,000	400,000	5.3
Margot Carter	Executive Vice President, Chief Legal Officer and Secretary	350,000	365,000	4.3
William Chaney	Executive Vice President, Enterprise Solutions	320,000	350,000	9.4
Alex Chang	Former Executive Vice President, Marketing Solutions	320,000	330,000	3.1
Ashley Chaffin-Glover	Former Executive Vice President and Chief Sales & Marketing Officer	340,000	350,000	2.9

(1)	Reflects base salary at end of 2012.
(2)	Reflects base salary at beginning of March 2013.

Performance-Based Cash Bonuses

Our named executive officers participate in our annual non-equity management incentive plan, or management incentive plan, along with our other senior managers. Our annual management incentive plan is intended to provide cash compensation to our named executive officers and senior managers for their contribution to the achievement of our strategic, operational and financial objectives. Our named executive officers earn amounts under our management incentive plan based on our achievement of financial performance objectives, including overall corporate revenue and adjusted EBITDA targets and product family specific revenue and profit targets for those participants of our management incentive plan that have direct responsibility over the operations specific to one of our product families, and an assessment of the named executive officer’s individual performance. Our compensation committee approves a management incentive plan each year that outlines overall corporate objectives for the fiscal year in addition to establishing guidelines for calculating management incentive plan bonuses in the event that performance objectives are partially achieved or exceeded.

A portion of our management incentive plan bonuses may be paid out quarterly based on progression towards the annual achievement of performance objectives. The actual annual cash bonus paid to participants under our management incentive plan with respect to a particular fiscal year is adjusted at year end based on actual achievement of both financial and individual performance objectives.

As a public company, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, the chief executive officer and chief financial officer may be legally required to reimburse the Company for certain bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we may be required to implement a Dodd-Frank Wall

Street Reform and Consumer Protection Act compliant claw-back policy as soon as the SEC adopts rules that set forth the requirements for such claw-back policies.

2013 Management Incentive Plan

On February 19, 2013, the Committee approved the Management Incentive Plan for 2013 (“2013 MIP”). Our named executive officers participate in the 2013 MIP. The 2013 MIP target bonus for Mr. Winn is 150% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2013 MIP target bonus for Ms. Chaffin-Glover is 62.5% of such named executive officer’s base salary with a maximum bonus potential of 200% of such named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Ms. Chaffin-Glover’s target bonus. The 2013 MIP target bonus for each of Mr. Barker, Ms. Carter, Mr. Chaney and Mr. Chang is 50% of such named executive officer’s base salary with a maximum bonus potential of 200% of such named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of such named executive officer’s target bonus. The performance metrics under the 2013 MIP are the same as the performance metrics under our Management Incentive Plans for 2012 and 2011 and include revenue and adjusted EBITDA targets and individual performance ratings. For each of Mr. Winn, Mr. Barker and Ms. Carter, the achievement of 2013 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 30%, 45% and 25%, respectively. For each of Ms. Chaffin-Glover, Mr. Chaney and Mr. Chang, the achievement of 2013 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 45%, 30% and 25%, respectively.

Performance-Based Equity Incentives

Our Compensation Committee views option grants as pay for performance because the options granted only have value if the stock price increases.

The charts below set forth our 2013 Management Incentive Plan’s overall corporate internal revenue and adjusted EBITDA performance targets, the revenue and percentage of target revenue actually achieved and the adjusted EBITDA and percentage of target adjusted EBITDA actually achieved.

Based on our compensation committee’s quarterly review of 2013 performance objectives, the compensation committee determined the percentage of bonuses paid to our named executive officers. The following table summarizes the actual bonuses paid to our named executive officers pursuant to the 2013 Management Incentive Plan based on achievement of 2013 performance objectives as compared to each named executive officer’s target bonuses:

Executive	2013		Actual Bonus as a Percent of Target Bonus
	Target Bonus	Actual Bonus
Stephen T. Winn	$750,000	$35,000	4.7%
Timothy J. Barker	200,000	20,000	10.0
Margot Carter	182,000	15,000	8.2
William Chaney	165,000	12,500	7.6
Alex Chang	165,000	10,000	6.1
Ashley Chaffin-Glover	218,750	10,000	4.6

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in November 2010, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock awards. We believe that equity-based compensation provides our named executive officers with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our named executive officers and our stockholders.

Grants of stock option awards and awards of restricted stock, including those to our named executive officers, are all approved by our compensation committee and stock option awards are granted at an exercise price at or above the fair market value of our common stock on the date of grant. Consistent with the terms of our options granted to our other employees, options granted to our named executive officers in the past typically vest over a four-year period in accordance with one of the following vesting schedules, subject to continued service through each applicable vesting date:

•	The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date; or

•

The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. We anticipate using this vesting schedule as our standard vesting schedule for future option grants subject to the discretion of our compensation committee.

Consistent with the terms of our restricted stock awards granted to our other employees, restricted stock awards granted to our named executive officers have provided for vesting in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. This vesting schedule was slightly modified by the compensation committee as described below.

We believe that the four-year vesting period of our stock option grants and restricted stock awards furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period and accelerated the vesting per quarter to further incentive employees performance.

On February 19, 2014, our compensation committee amended the terms of our options and restricted stock granted to our other employees and to our named executive officers to vest over a three-year period in accordance with the following vesting schedule, subject to continued service through each applicable vesting date:

•

The stock option vests in equal quarterly installments over 12 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

•

The restricted stock vests in equal quarterly installments over 12 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

We anticipate using this vesting schedule as our standard vesting schedule for future option and restricted stock grants subject to the discretion of our compensation committee.

We believe that the three-year vesting period of our stock option grants and restricted stock awards furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period.

We typically make an initial stock option grant to new executives in connection with the commencement of his or her employment. Additionally, at the discretion of our board of directors and consistent with our executive compensation program objectives, our compensation committee typically evaluates and approves equity awards for our new employees quarterly and equity awards for our existing employees, including our named executive officers, annually, to re-establish or bolster incentives to retain our employees based on their role and expected future impact on the Company. The stock options we granted to our named executive officers in 2013 are set forth under “Executive Compensation — Grants of Plan-Based Awards.”

On February 25, 2013, we granted awards of restricted stock of 63,637, 40,750, 30,000, 29,300, 4,329 and 10,306 shares to Mr. Winn, Mr. Barker, Ms. Carter, Ms. Chaffin-Glover, Mr. Chang and Mr. Chaney, respectively. Of the total shares granted, a subtotal of 13,637, 5,750, 5,000, 4,300, 1,000 and 2,950 shares of restricted stock granted to Mr. Winn, Mr. Barker, Ms. Carter, Ms. Chaffin-Glover, Mr. Chang and Mr. Chaney, respectively, vests as to 25% of such subtotal on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters. The remaining balance of the total shares granted vests as to 6.25% of such remaining balance on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive calendar quarters. We also approved options to purchase 100,000, 70,000, 50,000, 50,000, 6,650 and 14,712 shares of our common stock to Mr. Winn, Mr. Barker, Ms. Carter, Ms. Chaffin-Glover, Mr. Chang and Mr. Chaney, respectively, that were granted on February 25, 2013 at an exercise price per share of $21.60, based on the closing price on the date of grant. These stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. In determining the size of stock option grants to our named executive officers in 2013, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable named executive officer’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards and the recommendations of our Chief Executive Officer.

On August 6, 2013, we granted awards of restricted stock of 12,320, 5,000, 4,000, 3,000 and 3,000 shares to Mr. Winn, Mr. Barker, Ms. Carter, Mr. Chaney and Mr. Chang, respectively, vests as to 25% of such subtotal on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters.

On November 12, 2013, we granted an award of restricted stock of 15,000 and 15,000 shares to Mr. Chaney and Mr. Chang that vest as to 6.25% of such remaining balance on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive calendar quarters. We also approved options to purchase 30,000 and 30,000 shares of our common stock to Mr. Chaney and Mr. Chang that were granted on November 12, 2013 at an exercise price per share of $25.70, based on the closing price on the date of grant. These stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date.

On February 27, 2014, we granted awards of restricted stock of 42,000, 30,000 and 7,500 shares to Mr. Barker, Ms. Carter and Mr. Chaney, respectively. The total shares granted vests as to 8.33% on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive calendar quarters, subject to continued service through each applicable date. We also approved options to purchase 84,000, 60,000 and 15,000 shares of our common stock to Mr. Barker, Ms. Carter and Mr. Chaney, respectively that were granted on February 27, 2014 at an exercise price per share of $17.75. These stock options vest with respect to 8.33% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 12 consecutive quarters, subject to continued service through each applicable date. In determining the size of stock option grants to our executive officers in 2014, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable named executive officer’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards and the recommendations of our Chief Executive Officer.

On February 27, 2014, the Company and Mr. Winn entered into an agreement pursuant to which the Company agrees to issue restricted stock to Mr. Winn as follows: (1) 100,000 shares of the Company’s common stock shall be granted if prior to April 1, 2017 the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share; and (2) an additional 100,000 shares of the Company’s common stock shall be granted if prior to April 1, 2017 the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share. Such restricted shares will be issued pursuant to the Company’s form restricted stock agreement and twenty-five percent (25%) shall vest on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive calendar quarters. The Company’s obligation to issue such restricted stock shall accelerate, and such shares shall be issued and fully vested automatically, immediately prior to a change in control of the Company (as defined in the 2010 Equity Incentive Plan) with respect to the first tranche of shares if the change in control results in consideration per share of the Company’s common stock equal to or in excess of $25.00 per share and with respect to the second tranche of shares if the change in control results in consideration per share of the Company’s common stock equal to or in excess of $30.00 per share. Once granted, the restricted shares shall fully vest upon any change in control of the Company (as defined in the 2010 Equity Incentive Plan). In determining the size of the equity grant for our Chief Executive Officer in 2014, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the Chief Executive Officer’s individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards. The compensation committee wanted to further align the Chief Executive officer with the company’s stockholders.

Trading Controls and Hedging, Short Sale and Pledging Policies under our Insider Trading Policy

All employees, including our executive officers, directors and agents of the Company are required to receive permission from the Company and certify they are not in possession of any non-public material inside information prior to entering into any transactions in Company securities, including, but not limited to, gifts, grants and transactions involving derivatives. Generally, trading is permitted only during announced trading periods. Employees, who are subject to trading restrictions, including our named executive officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the Company. The Company requires trading plans to include a waiting period and any trading plan may not be amended once it is put into effect. Any employee, including any executive officer or affiliate bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without preapproval or when trading is restricted. All employees, including our executive officers, directors and agents are prohibited from pledging Company securities or from entering into hedging and short sale transactions with respect to Company securities pursuant to our Insider Trading Policy.

Clawback Provisions

Our equity awards granted under our 2010 Equity Incentive Plan contain provisions under which employees may be required to forfeit equity awards or profits from equity awards if the engage in certain conduct including, but not limited to, violations of Company policies. Awards granted under the 2010 Executive Incentive Plan, as amended and restated, will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the plan administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Minimum Stock Ownership

The Chief Executive Officer held over 33% of the Company as of the Record Date. All other directors and executive officers also hold shares as of the Record Date. See “Security Ownership.”

Severance and Change in Control Benefits

Our employment agreements with our named executive officers provide for payments and other benefits in the event of termination of employment in certain circumstances. For a description of these payments and other benefits, see “Executive Compensation — Potential Payments on Termination or Change in Control.”

Our 1998 Stock Incentive Plan provides that stock options granted to a participant under our 1998 Stock Incentive Plan will become 100% vested on the participant’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) unless the stock option agreement provides otherwise. Each of the outstanding stock options granted to our named executive officers under our 1998 Stock Incentive Plan would be subject to this acceleration benefit in the event of the named executive officer’s death or disability. Our stock option and restricted stock award agreements with our named executive officers also provide for accelerated vesting in connection with the participant’s death or disability and our stock option and restricted stock award agreements with Mr. Winn, Mr. Barker and Ms. Carter provide for accelerated vesting in connection with certain change in control transactions as further described under “Executive Compensation — Potential Payments on Termination or Change in Control.” Our compensation committee determined that it was appropriate to provide for payments and accelerated vesting for Mr. Winn, Mr. Barker and Ms. Carter, but not our other named executive officers, in connection with certain change in control transactions because the positions of Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are more likely to be affected by such a transaction than the positions held by our other named executive officers.

We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We believe that entering into these agreements helps the named executive officers maintain continued focus and dedication to their assigned duties and maximizes stockholder value. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established by our Select Peer Group and applicable law.

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible U.S.-based employees. These plans include a group medical program, a group dental program, life insurance, disability insurance, flexible spending accounts and a 401(k) savings plan. Other benefit programs offered to all full-time U.S.-based employees include programs for job-related educational assistance, an employee referral program, group term life insurance equivalent to 1.5 times an employee’s annual base salary up to a $600,000 maximum and an employee assistance program. All U.S.-based executives are eligible to participate in our employee benefit plans on the same basis as our other full-time employees, with the exception of the employee referral program, in which our named executive officers are ineligible to participate.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not generally provide any substantial perquisites to our named executive officers.

Commencing in June 2010, Mr. Winn received a limited number of additional benefits and perquisites to be used for tax, estate and financial planning assistance. The total pre-tax protected benefit for this purpose is limited to no more than $150,000 for 2010 through 2012. This benefit was terminated as of March 1, 2013.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, to remain competitive with other employers, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in the Company’s Proxy Statement.

Respectfully Submitted,

Peter Gyenes, Chairman
Alfred R. Berkeley, III
Charles Kane
Jason A. Wright

*	The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this Compensation Committee Report by express reference therein.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the year ended December 31, 2013.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Stephen T. Winn Chairman, Chief Executive Officer and President	2013	$495,833	—	$1,634,634	$1,013,266	$35,000	$3,060	(4)	$3,181,794
	2012	470,833	—	1,000,500	981,922	168,460	124,516	(5)	2,746,231
	2011	450,000	—	1,201,500	894,285	135,000	153,675	(6)	2,834,460
Timothy J. Barker Chief Financial Officer and Treasurer	2013	396,667	—	985,750	709,286	20,000	3,060	(4)	2,114,763
	2012	376,667	—	700,350	687,345	84,522	3,750		1,852,634
	2011	360,000	—	841,050	625,999	67,860	3,675		1,898,584
Margot Carter Executive Vice President, Chief Legal Officer and Secretary	2013	362,500	—	732,440	506,633	15,000	3,060	(4)	1,619,633
	2012	348,333	—	500,250	490,961	68,059	3,750		1,411,353
	2011	340,000	—	360,450	268,285	55,250	14,204	(7)	1,033,445
William Chaney (11) Executive Vice President, Enterprise Solutions	2013	330,000	—	671,440	512,337	12,500	3,060	(4)	1,529,337
	2012	273,808	—	601,754	477,711	50,118	3,750		1,407,141

Alex Chang (12) Former Executive Vice President, Marketing Solutions	2013	328,333		542,336	430,728	10,000	3,060	(4)	1,314,458

Ashley Chaffin-Glover (13) Former Executive Vice President and Chief Sales & Marketing Officer	2013	333,750	—	632,880	351,395	10,000	20,192	(8)	1,348,217
	2012	340,000	—	500,250	490,961	70,116	9,718	(9)	1,411,045
	2011	340,000	—	480,600	357,714	46,750	10,906	(10)	1,235,970

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2013 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.
(2)	Represents awards under our 2013 Management Incentive Plan. The material terms of these annual incentive awards are described in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”
(3)	Represents the amount of our matching contributions under our 401(k) savings plan unless additional forms of other compensation are also indicated in relevant footnotes to this table.
(4)	Consists of (i) $3,060 of our matching contributions under of 401(k) savings plan.
(5)	Consists of (i) $3,750 of our matching contributions under of 401(k) savings plan and (ii) $120,766 of reimbursable expenses for tax, estate and financial planning assistance.
(6)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan and (ii) $150,000 of reimbursable expenses for tax, estate and financial planning assistance.
(7)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan (ii) $4,745 of relocation expenses paid to a third party relocation company and (iii) tax gross-up of $5,784 associated with taxable relocation related expenses.
(8)	Ms. Chaffin-Glover’s last date of employment with the Company was December 13, 2013, at which time she served in the capacity of a consultant until January 10, 2014. The Company paid Ms. Chaffin-Glover $20,192 for her services as a consultant.
(9)	Consists of (i) $3,750 of our matching contributions under our 401(k) savings plan and (ii) $5,968 compensation paid for sales achievement.
(10)	Consists of (i) $3,675 of our matching contributions under our 401(k) savings plan and (ii) $7,231 reimbursable club fees.
(11)	Mr. Chaney was not a named executive officer for the fiscal year 2011.
(12)	Mr. Chang was not a named executive officer for the fiscal years 2011 and 2012. Effective January 1, 2014, Alex Chang ceased to serve as an executive officer of the Company. Mr. Chang continued to serve as the Executive Vice President, Marketing Solutions of the Company until his last date of employment on March 28, 2014, at which time he served in the capacity of a consultant until April 2, 2014.
(13)	As disclosed in Form 8-K filed June 3, 2013, Ms. Chaffin-Glover resigned as an executive officer of the Company effective May 31, 2013. Ms. Chaffin-Glover’s last date of employment with the Company was December 13, 2013, at which time she served in the capacity of a consultant until January 10, 2014.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2013 to our named executive officers:

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)(3)		All Other Option Awards: Number of Securities Underlying Options (2)(4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold	Target	Maximum
Stephen T. Winn	2/25/2013	—	750,000	1,000,000	—		—	—	—
	2/25/2013	—	—	—			100,000	$21.60	$1,013,266
	2/25/2013	—	—	—	50,000		—	—	1,080,000
	2/25/2013	—	—	—	13,637	(7)	—	—	294,559
	8/6/2013	—	—	—	12,320	(7)	—	—	260,075
Timothy J. Barker	2/25/2013	—	200,000	800,000	—		—	—	—
	2/25/2013	—	—	—	—		70,000	21.60	709,286
	2/25/2013	—	—	—	35,000		—	—	756,000
	2/25/2013	—	—	—	5,750	(7)	—	—	124,200
	8/6/2013	—	—	—	5,000	(7)	—	—	105,550
Margot Carter	2/25/2013	—	182,500	730,000	—		—	—	—
	2/25/2013	—	—	—	—		50,000	21.60	506,633
	2/25/2013	—	—	—	25,000		—	—	540,000
	2/25/2013				5,000	(7)			108,000
	8/6/2013				4,000	(7)			84,440
William Chaney	2/25/2013	—	165,000	660,000	—		—	—	—
	2/25/2013	—	—	—	—		14,712	21.60	149,072
	2/25/2013	—	—	—	7,356		—	—	158,890
	2/25/2013	—	—	—	2,950	(7)			63,720
	8/6/2013	—	—	—	3,000	(7)	—	—	63,330
	11/12/2013	—	—	—	—		30,000	25.70	363,265
	11/12/2013	—	—	—	15,000		—	—	385,500
Alex Chang	2/25/2013	—	165,000	660,000	—		—	—	—
	2/25/2013	—	—	—	—		6,658	21.60	67,463
	2/25/2013	—	—	—	3,329		—	—	71,906
	2/25/2013	—	—	—	1,000	(7)			21,600
	8/6/2013	—	—	—	3,000	(7)	—	—	63,330
	11/12/2013	—	—	—	—		30,000	25.70	363,265
	11/12/2013	—	—	—	15,000		—	—	385,500
Ashley Chaffin-Glover	2/25/2013	—	218,750	700,000	—		—	—	—
	2/25/2013	—	—	—	—		50,000	21.60	351,395
	2/25/2013	—	—	—	25,000		—	—	540,000
	2/25/2013	—	—	—	4,300	(7)	—	—	92,880

(1)	Represents awards under our Management Incentive Plan for fiscal 2013. The material terms of these annual incentive awards are discussed in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”
(2)	The stock option awards and restricted stock awards are governed by our 2010 Equity Incentive Plan and the forms of award agreements approved for use thereunder, copies of which were filed with the SEC as Exhibit 10.4 to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-166397) on July 26, 2010, Exhibits 4.6 through 4.9 of our Registration Statement on Form S-8 (File No. 333-168878) on August 17, 2010, Exhibit 10.3 to our Current Report on Form 8-K (File No. 001-34846) on February 24, 2011, and Exhibit 10.2 to our Current Report on Form 8-K (file No. 001-34846) on February 21, 2013.
(3)	Each restricted stock award vests as to 6.25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(4)

Each stock option award vests as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(5)	The stock option awards have an exercise price equal to the closing price per share of our common stock on the effective date of the grant.
(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of Notes to Consolidated Financial Statements for the year ended December 31, 2013 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.
(7)	Each restricted stock award vests as to 25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	OPTION AWARDS				STOCK AWARDS
NAME	Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested (3)
Stephen T. Winn	41,250	33,750	$24.03	03/01/2021	—		—
	35,000	65,000	20.01	02/22/2022
	15,000	85,000	21.60	02/25/2023
	—	—	—	—	28,125		$657,563
	—	—	—	—	40,625		949,813
	—	—	—	—	3,410	(4)	79,726
	—	—	—	—	9,240	(4)	216,031
Timothy J. Barker	25,450	0	6.00	02/26/2019	—		—
	131,250	43,750	7.50	02/25/2020	—		—
	28,875	23,625	24.03	03/01/2021	—		—
	24,500	45,500	20.01	02/22/2022	—		—
	10,500	59,500	21.60	02/25/2023	—		—
	—	—	—	—	10,943		255,847
	—	—	—	—	19,691		460,376
	—	—	—	—	28,439		664,904
	—	—	—	—	1,439	(4)	33,644
	—	—	—	—	3,750	(4)	87,675
Margot Carter	—	67,500	8.00	05/12/2020	—		—
	12,375	10,125	24.03	03/01/2021	—		—
	17,500	32,500	20.01	02/22/2022
	7,500	42,500	21.60	02/25/2023
	—	—	—	—	4,693		109,722
	—	—	—	—	14,066		328,863
	—	—	—	—	20,314		474,941
	—	—	—	—	1,250	(4)	29,225
	—	—	—	—	3,000	(4)	70,140
William Chaney	6,250	0	6.00	11/19/2019	—		—
	4,500	3,000	27.18	11/08/2020	—		—
	6,000	9,000	25.24	04/11/2021	—		—
	10,000	30,000	24.64	08/07/2022	—		—
	2,205	12,507	21.60	02/25/2023	—		—
	0	30,000	25.70	11/12/2023	—		—
	—	—	—	—	1,256		29,365
	—	—	—	—	5,000		116,900
	—	—	—	—	2,816		65,838
	—	—	—	—	13,750		321,475
	—	—	—	—	5,979		139,789
	—	—	—	—	739	(4)	17,278
	—	—	—	—	2,250	(4)	52,605
	—	—	—	—	15,000		350,700
Alex Chang	10,000	40,000	17.67	11/13/2022	—		—
	996	5,662	21.60	02/25/2023	—		—
	0	30,000	25.70	11/12/2023	—		—
	—	—	—	—	18,752		438,422
	—	—	—	—	2,705		63,243
	—	—	—	—	250	(4)	5,845
	—	—	—	—	2,250	(4)	52,605
	—	—	—	—	15,000		350,700
Ashley Chaffin-Glover	0	28,125	7.50	02/25/2020	—		—
	16,500	13,500	24.30	03/01/2021	—		—
	12,125	32,500	20.01	02/22/2022	—		—
	7,500	42,500	21.60	02/25/2023	—		—
	—	—	—	—	6,250		146,125
	—	—	—	—	14,066		328,863
	—	—	—	—	20,314		474,941
	—	—	—	—	1,075	(4)	25,134

(1)	Stock option awards with an expiration date prior to the year 2020 vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters, and stock option awards with an expiration date during the year 2020 or later vest as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(2)	Restricted stock awards vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(3)	Value based on $23.38, which was the closing market price of our common stock on December 31, 2013.
(4)	Restricted stock awards vest as to 25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our named executive officers during the year ended December 31, 2013.

Options Exercised and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Stephen T. Winn	—	—	47,682	$1,020,858
Timothy J. Barker	199,550	$3,264,925	29,618	632,190
Margot Carter	45,000	622,255	19,432	415,193
William Chaney	49,250	690,498	14,446	309,000
Alex Chang	—	—	8,372	180,111
Ashley Chaffin-Glover	96,000	1,198,223	19,159	406,339

(1)	The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.
(2)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and none of our named executive officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2013.

Employment Agreements

The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC.

Stephen T. Winn

We entered into an employment agreement with Stephen T. Winn, our Chief Executive Officer and Chairman of the Board, on December 30, 2003. The employment agreement with Mr. Winn provides for a base salary at a rate not less than $265,000 per year until December 31, 2003 and thereafter at a rate not less than $275,000 per year with a target annual bonus of not less than 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Winn’s employment agreement was amended effective January 1, 2014, to provide upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which he was entitled immediately prior to such termination, fully paid for the term of the severance he is entitled to upon such termination under his applicable employment arrangements. Mr. Winn’s current base salary is $500,000 and target annual bonus is 100% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus.

Mr. Winn is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses including travel by private aircraft for business purposes of up to $150,000 per year. Additionally, we will make available to Mr. Winn all fringe benefits and perquisites that are made available to other senior executives. Mr. Winn received a limited number of additional benefits and perquisites described under “Executive Compensation — Compensation Components — Perquisites.” As part of his employment, Mr. Winn is entitled to payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Stephen T. Winn.” Our employment agreement with Mr. Winn, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a three-year period following termination.

Timothy J. Barker

We entered into an employment agreement with Timothy J. Barker, our Chief Financial Officer and Treasurer, on October 31, 2005. On October 27, 2005, in accordance with the terms of his employment agreement, Mr. Barker was granted an option to purchase 250,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. We subsequently amended the employment agreement with Mr. Barker on January 1, 2010. As amended, the employment agreement with Mr. Barker provides for a base salary at a rate not less than $350,000 per year effective January 1, 2010. Under the terms of his amended employment agreement, Mr. Barker is eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Barker’s current base salary is $400,000 and target annual bonus is 50% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus. On February 25, 2010, in accordance with the terms of his amended employment agreement, Mr. Barker was granted an option to purchase 175,000 shares of our common stock at an exercise price of $7.50. The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to Mr. Barker’s continued service through each applicable date. Mr. Barker’s employment agreement was amended effective January 1, 2014, to provide for $3,500 per year in medical benefits to be used toward medical expenses, including annual physical examinations, and upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which he was entitled immediately prior to such termination, fully paid for the term of the severance he is entitled to upon such termination under his applicable employment arrangements, plus a lump sum payment equal to his target annual bonus amount.

Mr. Barker is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Barker all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Barker is also entitled to payments and other benefits upon termination of his employment in certain circumstances, and our stock option agreements with Mr. Barker provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Timothy J. Barker.” Our amended employment agreement with Mr. Barker, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.

As disclosed in Form 8-K filed March 24, 2014, Mr. Barker will resign as an executive officer of the Company effective May 15, 2014. To ensure a smooth transition, Mr. Barker will continue to serve in his current role as the Chief Financial Officer and Treasurer of the Company through Mr. Hill’s effective start date. Mr. Barker’s equity was amended to provide for the July 1, 2014 vesting of Mr. Barker’s equity compensation to accelerate on May 15, 2014 and will also allow him 180 days to exercise options after that date.

Margot Carter

We entered into an employment agreement with Margot Carter, Executive Vice President, Chief Legal Officer and Secretary, on May 12, 2010. The employment agreement with Ms. Carter provides for a base salary at a rate not less than $315,000 per year. Under the terms of her employment agreement, beginning in 2010, Ms. Carter is eligible to receive an annual bonus under the terms of our management incentive plan of 50% of her base salary for achievement of the management incentive plan at 100% and the potential to receive up to 100% of her base salary if the performance criteria for this potential is achieved as set forth in management incentive plan. Ms. Carter’s employment agreement was amended effective January 1, 2014, to provide for $3,500 per year in medical benefits to be used toward medical expenses, including annual physical examinations, and upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which she was entitled immediately prior to such termination, fully paid for the term of the severance she is entitled to upon such termination under her applicable employment arrangements, plus a lump sum payment equal to her target annual bonus amount. Ms. Carter’s current base salary is $365,000 and target annual bonus is 50% of her annual base salary with a potential maximum annual bonus of up to 200% of her target bonus.

On May 12, 2010, in accordance with the terms of her employment agreement, Ms. Carter was granted an option to purchase 225,000 shares of our common stock at an exercise price of $8.00. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date.

Ms. Carter is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs and policies made available to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available Ms. Carter all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Carter is also entitled to payments and other benefits upon termination of her employment in certain circumstances, and our stock option agreements with Ms. Carter provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Margot Carter.”

William Chaney

We entered into an employment agreement with William Chaney on November 29, 2007, as amended on December 13, 2007 and amended and restated on August 1, 2012. Mr. Chaney has served as our Executive Vice President, Enterprise Solutions since August 2012. The employment agreement with Mr. Chaney provides for a base salary at a rate not less than $320,000 per year. Under the terms of his employment agreement, beginning in 2013, Mr. Chaney is eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Chaney’s current base salary is $330,000 and target annual bonus is 50% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus. On August 7, 2012, in accordance with the terms of his employment agreement, Mr. Chaney was granted a restricted stock award for 20,000 shares of our common stock and an option to purchase 40,000 shares of our common stock at an exercise price of $24.64. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. Such restricted stock award vests as to 6.25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the Mr. Chaney’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date. Mr. Chaney’s employment agreement was amended effective January 1, 2014, to provide for $3,500 per year in medical benefits to be used toward medical expenses, including annual physical examinations, and upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which he was entitled immediately prior to such termination, fully paid for the term of the severance he is entitled to upon such termination under his applicable employment arrangements, plus a lump sum payment equal to his target annual bonus amount.

Mr. Chaney is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Chaney all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Chaney is also entitled to certain payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with William Chaney.” Our employment agreement with Mr. Chaney, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.

Alex Chang

We entered into an employment agreement with Alex Chang on September 7, 2012. Effective January 1, 2014, Alex Chang ceased to serve as an executive officer of the Company. Mr. Chang continued to serve as the Executive Vice President, Marketing Solutions of the Company a position he had held since September 2012 until his last date of employment on March 28, 2014, at which time Mr. Chang served as a consultant to the Company until April 2, 2014. The employment agreement with Mr. Chang provides for a base salary at a rate not less than $320,000 per year. Under the terms of his employment agreement, beginning in 2013, Mr. Chang was eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Chang’s last base salary was $330,000 and target annual bonus is 50% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus. On November 13, 2012, in accordance with the terms of his employment agreement, Mr. Chang was granted a restricted stock award for 25,000 shares of our common stock and an option to purchase 50,000 shares of our common stock at an exercise price of $17.67. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. Such restricted stock award vests as to 6.25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the Mr. Chang’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

Mr. Chang was entitled to three weeks paid vacation per year, was eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and was reimbursed for all reasonable business expenses. Additionally, while Mr. Chang was an employee, we made available to Mr. Chang all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Chang was also entitled to certain payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Alex Chang.” Our employment agreement with Mr. Chang, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.

Ashley Chaffin-Glover

We entered into an employment agreement with Ashley Chaffin-Glover on March 3, 2005. Ms. Chaffin-Glover served as our Executive Vice President and Chief Sales & Marketing Office from January 2010 until May 31, 2013. The employment agreement with Ms. Chaffin-Glover provides for a base salary at a rate not less than $150,000 per year. Under the terms of her employment agreement, beginning in 2005, Ms. Chaffin-Glover was eligible to receive a target annual bonus of 40% of her base salary and a potential maximum annual bonus of up to 80% of her base salary based on the achievement of performance criteria established by our compensation committee. Ms. Chaffin-Glover’s annual bonus opportunity for 2005 was prorated for the portion of 2005 that she was employed by us. Ms. Chaffin-Glover’s last base salary is $350,000 and target annual bonus is 62.5% of her annual base salary with a potential maximum annual bonus of up to 200% of her target bonus. On March 3, 2005, in accordance with the terms of her employment agreement, Ms. Chaffin-Glover was granted an option to purchase 100,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

Ms. Chaffin-Glover was entitled to three weeks paid vacation per year, was eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and was reimbursed for all reasonable business expenses. Additionally, we made available to Ms. Chaffin-Glover all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Chaffin-Glover was also entitled to certain payments upon termination of her employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Ashley Chaffin-Glover.” Our employment agreement with Ms. Chaffin-Glover, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a one-year period following termination.

As disclosed in Form 8-K filed June 3, 2013, Ms. Chaffin-Glover resigned as an executive officer of the Company effective May 31, 2013. Ms. Chaffin-Glover’s last date of employment with the Company was December 13, 2013, at which time she served in the capacity of a consultant until January 10, 2014. The Company paid Ms. Chaffin-Glover $20,192 for her services as a consultant.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Potential Payments upon Termination or Change in Control

Our employment agreements with our named executive officers provide for payments in the event of termination of employment in certain circumstances, and our stock option agreements with Mr. Winn, Mr. Barker and Ms. Carter provide for accelerated vesting in connection with certain change in control transactions. In addition, all outstanding stock options granted to our named executive officers would become 100% vested upon the named executive officer’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) pursuant to the terms of our 1998 Stock Incentive Plan and pursuant to stock option and restricted stock award agreements for awards granted to our named executive officers on March 1, 2011, February 22, 2012, August 7, 2012, February 25, 2013, August 6, 2013, November 12, 2013 and February 27, 2014. The descriptions and tables that follow describe the payments and benefits that we would owe to each of our named executive officers, pursuant to the applicable employment and stock option and restricted stock award agreements with our named executive officers and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan, and are qualified in their entirety by reference to the relevant agreements and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC.

Definition of “Cause”

Under the employment agreements with our named executive officers, “Cause” is generally defined as the occurrence of any of the following events:

•	conviction for criminal acts;

•	making a materially false statement to our auditors or legal counsel;

•	falsification of any corporate document or form;

•	any material breach by the named executive officer of his or her material obligations to us or of any published company policy;

•	any material breach by the named executive officer of the provisions of his or her employment agreement;

•	making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in our business and financial matters; and

•	continued performance of his or her duties in an incompetent, unprofessional, unsuccessful, insubordinate or negligent manner.

Pursuant to the terms of their employment agreements, certain of our named executive officers have the ability to cure one or more of the foregoing breaches prior to termination, generally within ten days after receipt of written notice of breach.

Definition of Good Reason

Under the terms of the employment agreements of our named executive officers, “Good Reason” is generally defined as any material failure on our part to comply with any of our material obligations under the employment agreement, which failure has not been cured within ten calendar days after written notice has been given to us. Additionally, the employment agreement with Mr. Winn further provides that our failure to continue his status as Chief Executive Officer or to accord him the powers, duties, reporting responsibilities and perquisites contemplated in his employment agreement shall constitute good reason.

Definition of Disability

Under our employment agreements with each of our named executive officers, we may terminate the named executive officer’s employment for “disability” if, as a result of the named executive officer’s incapacity due to physical or mental illness, he or she has been absent from his or her duties on a full-time basis for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period.

Arrangements with Stephen T. Winn

Pursuant to our employment agreement with Mr. Winn, in the event of his termination by reason of death or disability, Mr. Winn is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation. Mr. Winn’s employment agreement was amended effective January 1, 2014, to provide upon termination of employment following a “change in control” (as defined under the Company’s 2010 Equity Incentive Plan) or a “business combination transaction” of the Company, all employee benefits to which he was entitled immediately prior to such termination, fully paid for the term of the severance he is entitled to upon such termination under his applicable employment arrangements, plus a lump sum payment equal to his target annual bonus amount (except for Mr. Winn’s agreement remains unchanged as to his bonus). For purposes of the amendment, a “business combination transaction” is deemed to mean a transaction that results in: (i) a merger or consolidation of the Company with or into another entity in which the Company shall not be the surviving entity; (ii) a dissolution of the Company; (iii) a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities; or (iv) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Seren Capital L.P. and Stephen T. Winn or any affiliate of Stephen T. Winn, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becoming the “beneficial owner” (as defined in Rule 13D-3 of the Exchange Act), directly or indirectly, of securities of the company representing 40% or more of the combined voting power of the Company’s then outstanding securities.

In addition, except in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason, if Mr. Winn’s employment is terminated by us without cause or by Mr. Winn for good reason, Mr. Winn is entitled to a lump sum payment equal to 150% of his annual base salary payable within five days of his termination and 100% of his target annual bonus for the year payable after the year end based on achievement of any criteria or conditions to payment that are contingent on our earnings or other financial performance for the year.

The award agreements related to our stock option grant and our restricted stock grant to Mr. Winn on March 1, 2011, February 22, 2012, February 25, 2013, August 6, 2013 and February 27, 2014 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Winn’s death or disability or upon a “change in control.” For purposes of Mr. Winn’s stock option and restricted stock award agreements, a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Timothy J. Barker

Pursuant to our amended employment agreement with Mr. Barker, in the event of termination by reason of death or disability, by us without cause or by Mr. Barker for good reason, Mr. Barker is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current annual salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. In the event such termination occurs within twelve months following the consummation of a “business combination transaction,” the salary continuation payments to Mr. Barker would be increased to an aggregate amount equal to 100% of his annual base salary payable in twelve equal monthly installments under the terms of his amended employment agreement. The salary continuation payments are conditioned upon Mr. Barker executing a full release and covenant not to sue on or before the thirtieth day following his termination. Mr. Barker’s employment agreement was amended effective January 1, 2014, to provide for $3,500 per year in medical benefits to be used toward medical expenses, including annual physical examinations, and upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which he was entitled immediately prior to such termination, fully paid for the term of the severance he is entitled to upon such termination under his applicable employment arrangements, plus a lump sum payment equal to his target annual bonus amount. A “change in control” is defined to include the acquisition of more than 50% of the voting power of the Company’s stock, the replacement of a majority of the Company’s board of directors in any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before their election or appointment, or acquisition, during any 12-month period, of assets from the Company having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of the Company’s assets prior to such acquisition or acquisitions.

Additionally, the stock option agreements related to our stock option grants to Mr. Barker on February 26, 2009 provide that 100% of the unvested options subject to the agreements will fully vest upon a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Mr. Barker on March 1, 2011, February 22, 2012, February 25, 2013, August 6, 2013 and February 27, 2014 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Barker’s death or disability or upon a “change in control.” The stock option agreement related to our stock option grant to Mr. Barker on February 25, 2010 provides that 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” and 100% of the unvested options subject to the agreement will fully vest if Mr. Barker ceases to be a service provider for any reason other than for Cause (as defined in Mr. Barker’s amended employment agreement) within one year of the consummation of a “business combination transaction.”

For purposes of Mr. Barker’s amended employment agreement and stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Margot Carter

Pursuant to the terms of our employment agreement with Ms. Carter, if Ms. Carter’s employment is terminated by reason of her death or disability, by us without cause or by Ms. Carter for good reason, we are obligated to pay her or her estate, as the case may be, (i) 18 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within 12 months of May 12, 2010, (ii) 12 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within the period that is more than 12 months and up to 24 months after May 12, 2010 or within 12 months of a business combination transaction and (iii) six equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs more than 24 months after May 12, 2010, plus, in each case, a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments are conditioned upon Ms. Carter executing a full release and covenant not to sue on or before the thirtieth day following her termination. Our employment agreement with Ms. Carter, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a period of six months following termination. Ms. Carter’s employment agreement was amended effective January 1, 2014, to provide for $3,500 per year in medical benefits to be used toward medical expenses, including annual physical examinations, and upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which she was entitled immediately prior to such termination, fully paid for the term of the severance she is entitled to upon such termination under her applicable employment arrangements, plus a lump sum payment equal to her target annual bonus amount. A “change in control” is defined to include the acquisition of more than 50% of the voting power of the Company’s stock, the replacement of a majority of the Company’s board of directors in any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before their election or appointment, or acquisition, during any 12-month period, of assets from the Company having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of the Company’s assets prior to such acquisition or acquisitions.

Our stock option agreement dated May 12, 2010 with Ms. Carter provides for accelerated vesting in certain circumstances. In the event Ms. Carter ceases to be a service provider other than for Cause (as defined in our employment agreement with Ms. Carter dated May 12, 2010), then unvested options subject to the agreement in an amount equal to the difference between 50,000 and Ms. Carter’s then current vested options under the agreement will vest on the date Ms. Carter ceases to be a service provider. Additionally, 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” (as defined in our 1998 Stock Incentive Plan) and 100% of the unvested options subject to the agreement will fully vest if Ms. Carter ceases to be a service provider for any reason other than for Cause (as defined in our employment agreement with Ms. Carter) within one year of the consummation of a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Ms. Carter on March 1, 2011, February 22, 2012, February 25, 2013, August 6, 2013 and February 27, 2014 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Ms. Carter’s death or disability or upon a “change in control.”

For purposes of Ms. Carter’s stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with William Chaney

Pursuant to our employment agreement with Mr. Chaney, in the event of termination by reason of death or disability, by us without cause or by the named executive officer for good reason, he is entitled to receive salary continuation payments in a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Mr. Chaney are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Mr. Chaney’s current annual salary. Additionally, if Mr. Chaney ceases to be a service provider for any reason other than for Cause (as defined in our employment agreement with Mr. Chaney) within one year of the consummation of a “business combination transaction,” Mr. Chaney is entitled to receive twelve equal monthly installments equal to one-twelfth of his base salary. The salary continuation payments are conditioned upon Mr. Chaney executing a full release and covenant not to sue on or before the thirtieth day following termination. Mr. Chaney’s employment agreement was amended effective January 1, 2014, to provide for $3,500 per year in medical benefits to be used toward medical expenses, including annual physical examinations, and upon termination of employment following a “change in control” or a “business combination transaction” of the Company, all employee benefits to which he was entitled immediately prior to such termination, fully paid for the term of the severance he is entitled to upon such termination under his applicable employment arrangements, plus a lump sum payment equal to his target annual bonus amount. A “change in control” is defined to include the acquisition of more than 50% of the voting power of the Company’s stock, the replacement of a majority of the Company’s board of directors in any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before their election or appointment, or acquisition, during any 12-month period, of assets from the Company having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of the Company’s assets prior to such acquisition or acquisitions.

For purposes of Mr. Chaney’s employment agreement, salary continuation upon the occurrence of a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets in one transaction or a series of related transactions and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans.

The award agreements related to our stock option grants and our restricted stock grants to Mr. Chaney on August 7, 2012, February 25, 2013, August 6, 2013, November 12, 2013 and February 27, 2014 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Chaney’s death or disability.

Arrangements with Alex Chang

Pursuant to our employment agreement with Mr. Chang, in the event of termination by reason of death or disability, by us without cause or by the named executive officer for good reason, he is entitled to receive salary continuation payments in a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Mr. Chang are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Mr. Chang’s current annual salary. The salary continuation payments are conditioned upon Mr. Chaney executing a full release and covenant not to sue on or before the thirtieth day following termination.

The award agreements related to our stock option grants and our restricted stock grants to Mr. Chang on August 7, 2012, February 25, 2013, August 6, 2013 and November 12, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Chang’s death or disability.

As discussed above, Mr. Chang ceased to serve as an executive officer of the Company effective January 1, 2014 and his last date of employment with the Company was March 28, 2014.

Arrangements with Ashley Chaffin-Glover

Pursuant to our employment agreement with Ms. Chaffin-Glover, in the event of termination by reason of death or disability, by us without cause or by Ms. Chaffin-Glover for good reason, Ms. Chaffin-Glover is entitled to receive salary continuation payments in an aggregate amount equal to 50% of their current annual salary and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Ms. Chaffin-Glover are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Ms. Chaffin-Glover’s current annual salary. The salary continuation payments are conditioned upon Ms. Chaffin-Glover executing a full release and covenant not to sue on or before the thirtieth day following termination. The award agreements related to our stock option grants and our restricted stock grants to Ms. Chaffin-Glover on March 1, 2011, February 22, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Ms. Chaffin-Glover’s death or disability.

As disclosed in Form 8-K filed June 3, 2013, Ms. Chaffin-Glover resigned as an executive officer of the Company effective May 31, 2013. Ms. Chaffin-Glover’s last date of employment with Company was December 13, 2013.

The following table provides the total dollar value of the compensation that would be paid to each of our named executive officers assuming a change in control or the termination of his or her employment in certain defined circumstances on December 31, 2013, pursuant to the arrangements described above:

Named Executive Officer	Compensation	Termination on Death or Disability	Termination without Cause or for Good Reason	Business Combination Transaction	Termination Without Cause or Good Reason Within 12 Months of a Business Combination Transaction	Change In Control
Stephen T. Winn	Severance Payment (1)	—	$750,000	—	—	—
	Salary Continuation (3)	$250,000	—	—	—	—
	Bonus (1)(2)	—	750,000	—	—	—
	Option Acceleration (6)	219,050	—	$219,050	$219,050	$219,050
	Restricted Stock Acceleration (6)	2,268,445	—	2,268,445	2,268,445	2,268,445
	Total	2,737,495	1,500,000	2,487,495	2,487,495	2,487,495
Timothy J. Barker	Salary Continuation (3)	200,000	200,000	—	400,000	—
	Option Acceleration (4)(5)(6)	848,085	—	500,710	848,085	259,245
	Restricted Stock Acceleration (6)	1,502,446	—	1,502,446	1,502,446	1,502,446
	Total	2,550,531	200,000	2,003,156	2,750,531	1,761,691
Margot Carter	Salary Continuation (3)	182,500	182,500	—	365,000	—
	Option Acceleration (4)(5)(6)	1,223,325	—	704,250	1,223,325	185,175
	Restricted Stock Acceleration (6)	1,012,892	—	1,012,892	1,012,892	1,012,892
	Total	2,418,717	182,500	1,717,142	2,601,217	1,198,067
William Chaney	Salary Continuation (3)	175,000	175,000	—	350,000	—
	Option Acceleration (4)(6)	22,262	—	—	—	—
	Restricted Stock Acceleration (6)	881,847	—	—	—	—
	Total	1,079,109	175,000	—	350,000	—
Alex Chang (8)	Salary Continuation (3)	165,000	165,000	—	—	—
	Option Acceleration (4)(6)	238,478	—	—	—	—
	Restricted Stock Acceleration (6)	910,815	—	—	—	—
	Total	1,314,293	165,000	—	—	—
Ashley Chaffin-Glover (7)	Salary Continuation (3)	175,000	175,000	—	—	—
	Option Acceleration (4)(6)	631,800	—	—	—	—
	Restricted Stock Acceleration (6)	975,063	—	—	—	—
	Total	1,781,863	175,000	—	—	—

(1)	Amount would not be paid in the event of Mr. Winn’s termination in connection with our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason.
(2)	Value represents target bonus for Mr. Winn for 2013. Subject to achievement of any criteria or conditions to the payment of Mr. Winn’s target bonus which are contingent on our earnings or other financial performance for the year.
(3)	Amount of salary continuation payment upon termination on death or disability, termination without cause or for Good Reason or if termination is not within twelve months following the consummation of a business combination transaction.
(4)	Value represents the gain our named executive officers would receive, calculated as the positive difference between our stock price on December 31, 2013 and the exercise price of the named executive officer’s unvested options subject to acceleration upon the named executive officer’s death or disability pursuant to our 1998 Stock Incentive Plan. On December 31, 2013, our stock price was $23.38.
(5)	If terminated without cause or good reason, this value represents the gain the named executive officer would receive, calculated as the positive difference between our stock price on December 31, 2013 and the exercise price of such named executive officer’s unvested options subject to acceleration upon a business combination transaction pursuant to the terms of certain of such named executive officer’s stock option agreements with us. On December 31, 2013, our stock price was $23.38.

(6)	The award agreements related to our stock option grant and our restricted stock grant to our named executive officers on March 1, 2011, February 22, 2012, February 25, 2013, August 6, 2013 and November 12, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon the participant’s death or disability or upon a “change in control.” The amounts relating to vesting upon death or disability assume that the April 4, 2012 amendments to the March 1, 2011 and February 22, 2012 stock option and restricted stock agreements were effective as of the date of the respective agreements in order to provide meaningful, current information.
(7)	Ms. Chaffin-Glover resigned as an executive officer of the Company effective May 31, 2013. Ms. Chaffin-Glover’s last date of employment with the Company was December 13, 2013, at which time she served in the capacity of a consultant until January 10, 2014.
(8)	Effective January 1, 2014, Alex Chang ceased to serve as an executive officer of the Company. Mr. Chang continued to serve as the Executive Vice President, Marketing Solutions of the Company until his last date of employment on March 28, 2014, at which time he served in the capacity of a consultant until April 2, 2014.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied except that Stephen T. Winn, Timothy Barker, Margot Carter, William Chaney, Janine Steiner Jovanovic, Alex Chang, Jason Lindwall and Kurt Twining each filed a Form 4 pertaining to shares withheld for taxes on October 1, 2013 vested restricted stock after the filing deadline applicable to such transactions.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding options and the number of shares issued pursuant to restricted stock awards granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2013 are summarized in the following table:

Plan category	Number of shares issued pursuant to restricted stock awards or to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options		Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	7,963,007	(1)	$18.80	(2)	5,224,849	(3)(4)
Equity compensation plans not approved by stockholders	52,598	(5)	4.69		—
Total	8,015,605		$18.67		5,224,849

(1)	Includes 5,802,204 shares to be issued upon exercise of outstanding options and 2,090,803 shares issued as restricted stock awards.
(2)	Does not include time-based or performance-based restricted stock awards.
(3)	Includes 5,224,849 shares available for future issuance under our 2010 Equity Incentive Plan (the “2010 Plan”).
(4)	Our 2010 Plan includes an “evergreen” provision that provides for automatic increases to the number of shares of our common stock reserved for issuance thereunder on January 1 of each year in an amount equal to the lesser of (i) 10,000,000 shares, (ii) 5.0% of our outstanding shares on the last day of the immediately preceding fiscal year, on a fully-diluted basis, or (iii) such amount as our board of directors may determine. We did not increase the number of shares of common stock reserved for issuance under our 2010 Plan for 2014 as our board of directors determined that we have an adequate number of shares reserved for future issuance under the 2010 Plan and that an increase was not necessary.
(5)	Includes 52,598 shares to be issued upon exercise of outstanding options originally issued under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan and assumed by us in connection with our acquisition of Multifamily Technology Solutions, Inc.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC  ACCOUNTING FIRM

Our audit committee appointed the firm of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Our audit committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as our independent registered public accounting firm since December 2004.

In the event the stockholders fail to ratify the appointment, our audit committee will reconsider its selection. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended December 31, 2013 and 2012, for the reviews of the consolidated financial statements for those fiscal years, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings were approximately $1,242,861 and $1,313,000, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to acquisitions were $130,242 and $43,000 in 2013 and 2012, respectively.

Tax Fees

The aggregate fees billed for professional tax services were $15,758 and $27,900 in 2013 and 2012, respectively.

All Other Fees

There were miscellaneous fees billed for other services of $2,073 and $2,700 for 2013 or 2012, respectively.

The charter of our audit committee provides that the audit committee shall appoint, compensate, retain and oversee our independent registered public accounting firm. Our audit committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our audit committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our audit committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to our audit committee regarding the extent of services provided by such firm in accordance with such pre-approval. Our audit committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to our audit committee at the next scheduled meeting.

E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002. During 2013, our audit committee approved in advance all audit, audit-related, and tax services to be provided by E&Y.

Required Vote and Recommendation of the Board of Directors for Proposal Two

The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Charles Kane, Chairman, Peter Gyenes, Scott S. Ingraham and Jason A. Wright. All members of the Audit Committee meet the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and managements’ assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met five times during fiscal 2013 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly and audited fiscal year financial statements, including a review of the Company’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of the Company’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC.

AUDIT COMMITTEE
Charles Kane, Chairman
Peter Gyenes
Scott S. Ingraham
Jason A. Wright

*	The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by express reference therein.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED

EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both the Company’s performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers, for additional details about our executive compensation programs, including information about fiscal 2013 compensation of our named executive officers. Our compensation committee and our board of directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS OF THIS PROXY STATEMENT.

PROPOSAL FOUR: APPROVAL OF THE

2010 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

Our board of directors is requesting that our stockholders approve the 2010 Equity Incentive Plan (as amended and restated), or the Amended 2010 Plan. We are seeking stockholder approval of the material terms of the Amended 2010 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our board of directors has adopted the Amended 2010 Plan, subject to approval from our stockholders at the Annual Meeting. If our stockholders approve the Amended 2010 Plan, it will replace the current version of the 2010 Equity Incentive Plan and will continue in effect through its current term ending in 2020, unless terminated earlier by our board. Approval of the Amended 2010 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Amended 2010 Plan will allow us to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Amended 2010 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the Amended 2010 Plan to qualify as “performance-based” within the meaning of Section 162(m), the Amended 2010 Plan limits the sizes of such awards as further described below.

The following is a summary of the material changes to the 2010 Equity Incentive Plan. This summary is qualified in its entirety by reference to the actual text of the Amended 2010 Plan, set forth as Appendix A.

•

The Amended 2010 Plan has been drafted to include limitations to the number of shares that may be granted, on an annual basis, through individual awards, which is necessary to allow us to be eligible to receive income tax deductions under Section 162(m), as follows:

Award Type	General Annual Limit	New Hire Limit	Maximum Limit
Stock Options	1,000,000	500,000	1,500,000
Stock Appreciation Rights	1,000,000	500,000	1,500,000
Restricted Stock	500,000	250,000	750,000
Restricted Stock Units	500,000	250,000	750,000
Performance Shares	1,000,000	500,000	1,500,000
Performance Units	2,000,000	N/A	2,000,000

•

Specific performance criteria have been added to the Amended 2010 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m). These performance criteria include: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

For purposes of clarification, we are not requesting stockholders to approve additional shares be reserved for issuance under the Amended 2010 Plan.

Our board of directors believes that the approval of the Amended 2010 Plan is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Amended 2010 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals.

Summary of the Amended 2010 Plan

The following is a summary of the principal features of the Amended 2010 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2010 Plan itself set forth in Appendix A.

The Amended 2010 Plan provides for the grant of incentive stock options to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of December 31, 2013, approximately 1,069 of our employees, directors and consultants were eligible to participate in the Amended 2010 Plan.

Number of Shares of Common Stock Available Under the Amended 2010 Plan. We initially reserved a total of 2,500,000 shares of our common stock for issuance pursuant to the Amended 2010 Plan, plus (a) any shares that had been reserved but not issued under our 1998 Stock Incentive Plan, as amended, at the time of our initial public offering, and (b) any shares subject to stock options and similar awards granted under the 1998 Stock Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Incentive Plan, as amended, that are forfeited to or repurchased by the Company. The maximum number of shares that may be added to the Amended 2010 Plan from the 1998 Stock Incentive Plan, as amended, is 10,126,314 shares. In addition, our Amended 2010 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2011 fiscal year, equal to the least of:

•	10,000,000 shares of our common stock;

•	5% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans; or

•	such other amount as our board of directors may determine.

As of December 31, 2013, there were 5,224,849 shares reserved for issuance under the Amended 2010 Plan including 7,968,647 shares subject to outstanding awards. We did not increase the number of shares of common stock reserved for issuance under our 2010 Plan for 2014 as our board of directors determined that we have an adequate number of shares reserved for future issuance under the 2010 Plan and that an increase was not necessary.

Administration of the Amended 2010 Plan. Our board of directors or a committee of our board administers our Amended 2010 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

Options. The administrator is able to grant nonstatutory stock options and incentive stock options under the Amended 2010 Plan. The administrator determines the number of shares subject to each option, although the

Amended 2010 Plan provides that a participant may not receive options to purchase more than 1,000,000 shares in any fiscal year except in connection with an employee’s initial hiring in which case the participant could receive options covering up to an additional 500,000 shares, for a total of 1,500,000 shares.

The exercise price of options granted under our Amended 2010 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our Amended 2010 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options. No participant will be granted stock appreciation rights covering more than 1,000,000 shares during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive stock appreciation rights covering up to an additional 500,000 shares, for a total of 1,500,000 shares.

Restricted Stock. Restricted stock may be granted under our Amended 2010 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, but, with respect to awards intended to qualify as “performance based compensation” under Section 162(m) of the Code, no participant will be granted a right to purchase or acquire more than 500,000 shares of restricted stock during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive awards of restricted stock covering up to an additional 250,000 shares, for a total of 750,000 shares. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. The Amended 2010 Plan provides for automatic non-discretionary awards of restricted stock to outside directors with a cash equivalent grant value of $120,000 as described in the section of this proxy titled “Director Compensation,”

Restricted Stock Units. Restricted stock units may be granted under our Amended 2010 Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if performance goals established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof. The administrator determines the number of restricted stock units granted to any participant, but, with respect to awards intended to qualify as “performance based compensation” under Section 162(m) of the Code, no participant may be granted more than 500,000 restricted stock units during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive restricted stock units covering up to an additional 250,000 shares, for a total of 750,000 shares.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our Amended 2010 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any fiscal year, with respect to awards intended to qualify as “performance based compensation” under Section 162(m) of the Code, no participant will receive more than 1,000,000 performance shares and no participant will receive performance units having an initial value greater than $2,000,000, except in connection with an employee’s initial hiring in which case the participant could receive performance shares covering up to an additional 500,000 shares, for a total of 1,500,000 shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended 2010 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses,; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Unless the administrator provides otherwise, our Amended 2010 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control. Our Amended 2010 Plan provides that in the event of our merger or change in control, as defined in the Amended 2010 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a merger or change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals at target levels or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Term. Our Amended 2010 Plan will automatically terminate in 2020, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate the Amended 2010 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

Number of Awards Granted to Employees, Consultants and Directors

The number of Awards that an employee or consultant may receive under the Amended 2010 Plan is in the discretion of our compensation committee and therefore cannot be determined in advance. Annual grants are made to non-employee directors automatically, as described in this proxy statement. Our executive officers are eligible to receive awards under the Amended 2010 Plan and, accordingly, our executive officers have an interest in this proposal. The following table sets forth (a) the aggregate number of shares of common stock subject to options or other awards (if any) granted under the 2010 Equity Incentive Plan during the last fiscal year, (b) the average per share exercise price of such options or other awards (if any), and (c) the dollar value of such shares based on $23.38 per share, the fair market value on December 31, 2013.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price	Number of Restricted Stock Granted (1)	Dollar Value of Shares Granted
Stephen Winn, Chairman, Chief Executive Officer and President	100,000	$23.65	75,957	1,798,662
Timothy Barker, Chief Financial Officer and Treasurer	70,000	23.65	45,750	1,083,360
Margot Carter, Executive Vice President, Chief Legal Officer and Secretary	50,000	23.65	34,000	805,120
William Chaney, Executive Vice President, Enterprise Solutions	44,712	23.65	28,306	670,286
Alex Chang, former Executive Vice President, Marketing Solutions	36,658	23.65	22,329	528,751
Ashley Chaffin-Glover, former Executive Vice President and Chief Sales & Marketing Officer	50,000	23.65
All executive officers, as a group	416,370	23.65	286,942	6,708,704
All directors who are not executive officers, as a group			39,443	922,177
All employees who are not executive officers, as a group	2,421,124	22.00	1,708,058	39,934,396

(1)	Value is based on $23.38, which was the closing market price of our common stock on December 31, 2013.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and use of Awards granted under the Amended 2010 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of RealPage is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an award under the Amended 2010 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended 2010 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended 2010 Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Internal Revenue Code, or Section 409A, places certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended 2010 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states, such as California, have adopted similar provisions that impose similar penalty taxes.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED 2010 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Purpose for Recommending Approval of the 2010 Equity Incentive Plan (as amended and restated)

We believe that the amendment of the 2010 Equity Incentive Plan and the approval of its material terms is essential to our continued success. Our employees are our most valuable asset. Stock options and other awards such as those provided under the Amended 2010 Plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees and non-employee directors.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED).

PROPOSAL FIVE: APPROVAL OF THE

MANAGEMENT INCENTIVE PLAN

Our board of directors has adopted and is requesting that our stockholders approve the Management Incentive Plan (the “Incentive Plan”), so that we may qualify performance-based cash incentives made under the plan as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

If our stockholders approve the Incentive Plan, we would be able to have the ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with performance-based cash incentives paid under the plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. To enable performance-based cash incentives paid under the Incentive Plan to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the Incentive Plan must be approved by our stockholders.

If our stockholders approve the Incentive Plan, the Incentive Plan may be used for performance-based cash incentives awards to eligible Company executives beginning in the Company’s 2014 fiscal year. If our stockholders do not approve the Incentive Plan, we will not use this Incentive Plan. Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Award to our Chief Executive Officer

Our Compensation Committee has approved terms and conditions for the Management Incentive Plan award (“Award’) to our chief executive officer, Stephen T. Winn, under the terms of the Incentive Plan, subject to stockholder approval of this proposal. The actual bonus payable under the Award, if any, will be determined by achievement of performance goals over the 2014 fiscal year performance period. If the Company achieves goals for 2014 Revenue, a maximum potential bonus payment under the Award of 200% of Mr. Winn’s 2014 base salary will be established. The Compensation Committee will determine the actual bonus amount in its discretion, which will be equal to or less than the maximum potential bonus, based on the level of achievement of performance goals relating to Company 2014 Revenue, EBITDA, Divisional Revenue, Divisional Profit and Individual Performance Metrics. The payment of a bonus to Mr. Winn pursuant to this Award is conditioned on the approval of the Incentive Plan by stockholders. If the stockholders do not approve the Incentive Plan, no amount will be paid to Mr. Winn pursuant to the Award.

Summary of the Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. The following summary is qualified in its entirety by the Incentive Plan set forth in Appendix B.

Purpose

The purpose of the Incentive Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Incentive Plan accomplishes this by paying awards only after the achievement of the specified goals.

The Incentive Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Incentive Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company’s federal income tax return.

Eligibility to Participate

The Incentive Plan will be administered by our compensation committee or such other committee designated by our board consistent with the requirements of Section 162(m). Our compensation committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Incentive Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because our compensation committee has discretion to select the participants. However it is expected that between one and five individuals will participate in the Incentive Plan in any year.

Target Awards and Performance Goals

Each performance period, our compensation committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award is expressed as a percentage of his or her base salary. The performance goals require the achievement of objectives for one or more of the following measures: stock price; revenue; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

Actual Awards

After the performance period ends, our compensation committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Incentive Plan limits actual awards to a maximum of $3,000,000 per participant in any fiscal year, even if the formula otherwise indicates a larger award. If there are multiple performance periods ending in the same fiscal year, the aggregate amount paid with respect to all performance periods occurring within that fiscal year cannot exceed the maximum specified in the previous sentence.

Actual awards are paid in cash as soon as administratively practicable, but no later than the dates set forth in the Incentive Plan. Under certain circumstances, our compensation committee has discretion to pay out all or part of an award if a participant terminates employment or in the event of a change of control of the Company.

Administration, Amendment and Termination

Our compensation committee administers the Incentive Plan. Members of our compensation committee must qualify as outside directors under Section 162(m). Subject to the terms of Incentive Plan, our compensation committee has sole discretion to:

•	determine the length of performance periods;

•	select the employees who will receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	determine a formula to determine the actual award (if any) payable to each participant; and

•	interpret the provisions of the Incentive Plan.

Our board of directors or our compensation committee may amend or terminate the plan at any time and for any reason. The amendment or termination of the Incentive Plan will not, without the consent of the participants, alter or impair any rights or obligations under any awards granted under the Incentive Plan.

Federal Income Tax Consequences

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the Incentive Plan are determined based on actual performance, so future actual awards (if any) cannot now be determined. Our CEO was eligible to receive certain performance-based cash incentives paid during the last fiscal year through participation in our 2013 non-equity management incentive plan (“MIP”). The 2013 MIP target bonus for Mr. Winn is 150% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2014 MIP target bonus for Mr. Winn is 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Margot Carter

Margot Carter
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 17, 2014

APPENDIX “A”

REALPAGE, INC.

2010 EQUITY INCENTIVE PLAN

(As Amended and Restated June 4, 2014)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals,

•	to incentivize Employees, Directors and Consultants with long-term equity-based compensation to align their interests with the Company’s stockholders, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) The date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) The date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) The date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means RealPage, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is an “Independent Director” as defined in the Company’s Amended and Restated Independent Director Compensation Plan, as amended from time to time.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(cc) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2010 Equity Incentive Plan, as amended.

(hh) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,500,000 Shares, plus (i) any Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s Amended and Restated 1998 Stock Incentive Plan, as amended (the “Existing Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Existing Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 10,126,314 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2011 Fiscal Year, in an amount equal to the lesser of (i) 10,000,000 Shares, (ii) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year, calculated on a fully diluted basis or (iii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Shares Subject to Option. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Service Provider; provided, however, no Service Provider will be granted Options covering more than 1,000,000 Shares during any Fiscal Year. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Options covering up to an additional 500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(c) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

1. In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

2. In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

3. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the

Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than an aggregate of 500,000 Shares of Restricted Stock during any Fiscal Year. Notwithstanding the previous sentence, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 250,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7 or the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

a. Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than an aggregate of 500,000 Restricted Stock Units during any Fiscal Year. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 250,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider; provided, however, no Service Provider will be granted Stock Appreciation Rights covering more than 1,000,000 Shares during any Fiscal Year. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Stock Appreciation Rights covering up to an additional 500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(c) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant. Notwithstanding the foregoing, during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the limitation in the previous sentence, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Performance Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt;

working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; and total stockholder return. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

(e) Determination of Amounts Earned. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

12. Formula Awards to Outside Directors.

(a) General. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under this Plan, including discretionary Awards not covered under this Section 12. All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section or to determine the number of Shares to be covered by such Awards (except as provided in Sections 12 and 15).

(c) Annual Award. Each Outside Director will be automatically granted (an “Annual Award”) on April 1 of each year, beginning in 2011, a number of Shares of Restricted Stock determined by dividing (A) $120,000 by (B) the Fair Market Value of a share on the grant date, with the number of Shares rounded up to the nearest whole Share. Upon election or appointment as an Outside Director that occurs after April 1st in the year of election or appointment, an Outside Director will also be automatically granted a prorated portion of the Annual Award, to be effective on the following April 1st. The prorated number of Shares of Restricted Stock shall be determined based on the number of unexpired months remaining in the fiscal year of election or appointment.

(d) Terms. The terms of each Award granted pursuant to this Section will be as follows: The Restricted Stock awarded under each Annual Award will be issued for no cash consideration and will be forfeited and automatically transferred to and reacquired by the Company at no cost upon the date the Director ceases to provide services as a member of the Board (the “Forfeiture Provision”). The Forfeiture Provision will lapse as to eight and one-third percent (8.33%) of the Restricted Stock awarded in such Annual Award on the first day of each calendar quarter for twelve (12) calendar quarters beginning on first day of the calendar quarter immediately following the date of grant, provided that the Participant continues to serve as a Director through such dates.

(e) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 12, including, without limitation, the number of Shares and exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3, 6, 7, 8, 9, and 10 of the Plan, and the number of Shares issuable pursuant to Awards to be granted under Section 12 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board, or (ii) immediately prior to the Registration Date. It will continue in effect for a term of ten (10) years from the date it becomes effective, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Forfeiture Provisions. Pursuant to its general authority to determine terms and conditions of Awards under the Plan, the Administrator shall have the right to provide, in the terms of Award Agreements made under the Plan, that (i) an Award shall terminate and any unexercised portion of the Award, whether or not vested, shall be forfeited, and/or (ii) that the Participant shall pay to the Company upon request any Shares received from the exercise or vesting of an Award occurring within a specified period or proceeds received within a specified period from the sale of Shares originally acquired pursuant to an Award under the Plan, if the Participant either (A) incurs a voluntary termination of service and within a specified period thereafter engages in certain actions that are in competition with or harmful to the interests of the Company, as defined by the Administrator and set forth in the Award Agreement, or (B) a Participant’s service is terminated for “cause,” as defined by the Administrator and set forth in the Award Agreement.

22 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23 Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX “B”

REALPAGE, INC.

MANAGEMENT INCENTIVE PLAN

SECTION 6 GENERAL PROVISIONS		B-9
6.1	Tax Withholding	B-9
6.2	No Effect on Employment	B-9
6.3	Participation	B-9
6.4	Indemnification	B-9
6.5	Successors	B-9
6.6	Beneficiary Designations	B-9
6.7	Nontransferability of Awards	B-10

SECTION 7 AMENDMENT, TERMINATION AND DURATION		B-10
7.1	Amendment, Suspension or Termination	B-10
7.2	Duration of the Plan	B-10

SECTION 8 LEGAL CONSTRUCTION		B-10
8.1	Gender and Number	B-10
8.2	Severability	B-10
8.3	Requirements of Law	B-10
8.4	Governing Law	B-10
8.5	Captions	B-10

REALPAGE, INC.

MANAGEMENT INCENTIVE PLAN

1. BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date

The Plan will become effective upon ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2014 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code, and any ambiguities will be interpreted to so comply.

2. DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula. For purposes of applying the Maximum Award limitation, the Actual Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Actual Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, unless the Committee provides otherwise when establishing the Target Award, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans. For avoidance of doubt, “Base Salary” does not include performance-based cash incentives, commissions, equity compensation, incentive or other compensation.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change of Control”

a. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

b. The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

c. A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

d. The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan, comprised solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3).

2.8 “Company” means RealPage, Inc., a Delaware corporation, or any successor thereto.

2.9 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.11 “Eligible Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.12 “Fiscal Year” means the fiscal year of the Company.

2.13 “Maximum Award” means as to any Participant for any Fiscal Year, $3,000,000.

2.14 “Participant” means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.15 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16 “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.17 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the Determination Date and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of an Actual or Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

2.18 “Plan” means the RealPage, Inc. Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

2.20 “Termination of Employment” means a cessation of the employee-employer relationship between an Eligible Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants

The Committee, in its sole discretion, shall select the Eligible Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Eligible Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals

The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards

The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae

On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Fiscal Year exceed the Maximum Award.

3.5 Date for Determinations

The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards

After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period, and (c) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

4. PAYMENT OF AWARDS

4.1 Right to Receive Payment

Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment

Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Section 409A of the Code. It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

4.3 Form of Payment

Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section 4.2.

4.4 Payment in the Event of Death

If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

5. ADMINISTRATION

5.1 Committee is the Administrator

The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority

It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding

All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee

The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company;

provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

6. GENERAL PROVISIONS

6.1 Tax Withholding

The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

6.2 No Effect on Employment

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation

No Eligible Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors

All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6 Beneficiary Designations

If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards

No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

7. AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination

The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan

The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter through the Company’s 2019 Annual Meeting.

8. LEGAL CONSTRUCTION

8.1 Gender and Number

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law

The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law

The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Texas, but without regard to its conflict of law provisions.

8.5 Captions

Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of

the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be

received by 1:00 a.m., Central Time, on June 4, 2014.

Vote by Internet • Go to www.investorvote.com/RP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Alfred R. Berkeley, III	☐	☐	02 - Charles Kane	☐	☐	03 - Peter Gyenes	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify independent public accounting firm for 2014.	☐	☐	☐	3. To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.	☐	☐	☐

4. To approve the RealPage, Inc. 2010 Equity Incentive Plan, as amended and restated.	☐	☐	☐	5. To approve the RealPage, Inc. Management Incentive Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

RealPage, Inc. Stockholders

Wednesday, June 4, 2014 at 10:00 a.m. Local Time

4000 International Parkway

Carrollton, TX 75007

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealPage, Inc.

Notice of 2014 Annual Meeting of Stockholders

4000 International Parkway, Carrollton, TX 75007

Proxy Solicited by Board of Directors for Annual Meeting – June 4, 2014

W. Bryan Hill, Stephen T. Winn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of RealPage, Inc. to be held on June 4, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the directions indicated by the stockholder herein. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2, 3, 4, and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)